Exhibit 2

INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF THE KAPPA PACKAGING GROUP AS AT DECEMBER 31, 2004 AND 2003 AND FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

The consolidated financial statements contain the financial position, results of operations and cash flows for the consolidated entities that include the non-guarantor subsidiaries. For the financial position, results of operations and cash flows of the issuer of the Senior Subordinated Notes and its guarantors refer to Note 28.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Kappa Holding B.V.:

We have audited the accompanying consolidated balance sheets of Kappa Holding B.V. and its subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, of cash flows and of shareholders’ equity for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the Netherlands and the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of shareholders’ equity present fairly, in all material respects, the financial position of Kappa Holding B.V. and its subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the Netherlands.

Accounting principles generally accepted in the Netherlands vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 27 to the consolidated financial statements.

Amsterdam, the Netherlands

June 15, 2005, except for Note 27, as to which the date is June 27, 2005

PricewaterhouseCoopers Accountants N.V.

KAPPA PACKAGING GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2004, 2003 and 2002

(€ in millions)

	Note	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Sales		2,786.2	2,841.7	2,923.8
Net change in work in progress and finished goods		8.6	(10.0)	13.8

Net sales including net change in work in progress and finished goods		2,794.8	2,831.7	2,937.6
Raw material costs		(1,000.6)	(1,003.7)	(1,077.6)
External services		(529.4)	(524.8)	(523.3)
Labor costs	20	(690.8)	(702.6)	(697.9)
Other operating costs	21	(182.4)	(183.3)	(197.8)
Depreciation, amortization and impairment charges	22	(206.6)	(210.3)	(218.5)

Total operating costs and expenses		(2,609.8)	(2,624.7)	(2,715.1)

Operating income		185.0	207.0	222.5
Interest expense, net	23	(175.8)	(187.6)	(192.0)
Interest expense on Shareholders’ loans	13	(54.4)	(50.2)	(46.2)

Result before income taxes		(45.2)	(30.8)	(15.7)
Income taxes	24	(33.9)	6.5	5.4
Income from participations		(0.2)	0.4	0.6
Minority interests		(0.1)	(0.1)	(0.2)

Net income/(loss)		(79.4)	(24.0)	(9.9)

The accompanying notes are an integral part of these consolidated financial statements.

KAPPA PACKAGING GROUP

CONSOLIDATED BALANCE SHEETS

As at December 31, 2004 and 2003

(€ in millions)

	Note	December 31, 2004	December 31, 2003
Assets
Cash and cash equivalents	2	244.6	240.7
Accounts receivable		413.6	419.6
Other receivables	4	52.0	52.4
Inventories	5	264.2	249.9

Total current assets		974.4	962.6
Tangible fixed assets	6	1,596.8	1,604.5
Intangible fixed assets	7	827.2	855.3
Other non-current assets	8	59.4	103.3

		3,457.8	3,525.7

Liabilities
Bank overdrafts	12	12.1	0.6
Current portion of term loan facilities	12	153.3	129.3
Current portion of other long-term liabilities	12	6.1	4.2
Other current liabilities	9	572.1	505.2

Total current liabilities		743.6	639.3
Term loan facilities	12	1,007.3	1,163.5
Senior subordinated notes	12	684.6	691.1
Other long-term liabilities	12	13.2	13.9

Total long-term liabilities		1,705.1	1,868.5

Provisions	10	256.9	259.1

Shareholders’ loans	13	732.6	678.3

Minority interests	14	1.6	1.4

Commitments and contingencies	16

Shareholders’ equity
Share capital	15	0.8	0.8
Additional paid-in capital	15	152.9	152.9
Legal reserve	15	—	—
Retained earnings (accumulated deficit)		(109.0)	(29.6)
Accumulated other comprehensive income		(26.7)	(45.0)

Total Shareholders’ equity		18.0	79.1

		3,457.8	3,525.7

The accompanying notes are an integral part of these consolidated financial statements.

KAPPA PACKAGING GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 2004, 2003 and 2002

(€ in millions)

	Year ended, December 31, 2004	Year ended, December 31, 2003	Year ended, December 31, 2002
Cash flows from operating activities:
Net income/(loss)	(79.4)	(24.0)	(9.9)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation of tangible fixed assets	177.2	181.1	187.8
Amortization of intangible fixed assets	29.4	29.2	30.7
Amortization of finance charges	14.3	12.2	11.3
Share in result of participations	0.2	(0.4)	(0.6)
Minority interests	0.1	0.1	0.2
Accretion of Shareholders’ loans and senior subordinated notes	63.5	65.7	60.0
Addition to pension provisions	9.6	10.2	8.5
Addition to/(release from) deferred tax liabilities	27.2	(23.3)	(7.9)
Addition to/(release from) restructuring and other provisions	18.7	19.6	6.5
Changes in operating assets and liabilities:
Inventories	(13.4)	19.5	(18.2)
Accounts receivable	10.3	25.3	16.6
Other receivables	4.5	2.3	15.6
Accounts payable	59.3	(6.7)	51.8
Accrued liabilities	1.9	10.2	(31.4)
Paid from restructuring and other provisions	(21.0)	(33.2)	(39.5)
Paid from pension provisions	(9.8)	(8.3)	(8.0)
Insurance proceeds property damage	(6.7)	—	—

Net cash provided by operating activities	285.9	279.5	273.5

Cash flows from investing activities:
Investments, net in tangible fixed assets	(149.1)	(141.4)	(162.1)
Insurance proceeds property damage	6.7	—	—
Investments, net in intangible fixed assets	(1.6)	(2.3)	(2.3)
Investments, net in other non-current assets	—	(0.6)	2.3
Acquisition of Group companies	—	(1.7)	—
Disposal of Group companies	—	—	0.3

Net cash used in investing activities	(144.0)	(146.0)	(161.8)

The accompanying notes are an integral part of these consolidated financial statements.

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Cash flows from financing activities:
Repayment of term loan facilities	(132.2)	(110.2)	(75.5)
Issuance of senior subordinated notes	—	95.0	—
Repayment of senior subordinated notes	—	(100.0)	—
Currency hedge USD senior notes principal	(15.7)	—	—
Short-term borrowings banks drawn/(repaid)	11.6	(1.2)	(18.6)
Other long-term debt repaid	(6.2)	(6.3)	(5.6)

Net cash provided by/(used in) financing activities	(142.5)	(122.7)	(99.7)

Net increase/(decrease) in cash and cash equivalents	(0.6)	10.8	12.0

Cash and cash equivalents beginning of period	240.7	233.6	217.6

Cash from acquisitions	—	0.3	—

Effect of exchange rate changes on cash	4.5	(4.0)	4.0

Cash and cash equivalents end of period	244.6	240.7	233.6

Supplemental cash flow information:
Interest paid	139.0	152.4	165.9
Income taxes paid	11.1	15.6	9.4

Non-cash investing and financing transactions:
Acquisition of assets under capital lease	7.4	2.8	8.8

The accompanying notes are an integral part of these consolidated financial statements.

KAPPA PACKAGING GROUP

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2004, 2003 and 2002

(€ in thousands)

	Share capital	Additional paid-in capital	Legal reserve	Retained earnings	Accumulated other comprehensive income/(loss)	Total	Comprehensive income/(loss)
Balance at December 31, 2001	823	152,901	4,307	—	(14,341)	143,690
Net result for the period	—	—	—	(9,945)	—	(9,945)	(9,945)
Translation adjustment	—	—	—	—	(9,713)	(9,713)	(9,713)
Transfers	—	—	(4,300)	4,300	—	—	—

Total comprehensive loss							(19,658)

Balance at December 31, 2002	823	152,901	7	(5,645)	(24,054)	124,032
Net result for the period	—	—	—	(23,956)	—	(23,956)	(23,956)
Translation adjustment	—	—	—	—	(20,958)	(20,958)	(20,958)

Total comprehensive loss							(44,914)

Balance at December 31, 2003	823	152,901	7	(29,601)	(45,012)	79,118
Net result for the period	—	—	—	(79,410)	—	(79,410)	(79,410)
Translation adjustment	—	—	—	—	18,293	18,293	18,293

Total comprehensive loss							(61,117)

Balance at December 31, 2004	823	152,901	7	(109,011)	(26,719)	18,001

The accompanying notes are an integral part of these consolidated financial statements.

KAPPA PACKAGING GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.             Basis of presentation

Business

Kappa Holding B.V. (the “Company”) and its subsidiaries in which it owns, directly or indirectly, a controlling interest (“the Kappa Packaging Group” or “the Group”), is headquartered in the Netherlands and is engaged in the manufacturing and marketing of containerboard, solid board, corrugated packaging and solid board packaging across a wide range of product lines to a broad base of customers. The Group effectively commenced trading under the name “Kappa Packaging’ as per June 1, 1998.

The Group has manufacturing facilities and sales offices in Belgium, Czech Republic, Denmark, Finland, France, Germany, Hungary, Italy, Lithuania, the Netherlands, Norway, Poland, Russia, Singapore, Slovakia, South Africa, Spain, Sweden, Switzerland, United Kingdom and the United States of America. Substantially all of the Group’s sales are realized in Europe. See Note 31 for a summary of subsidiaries.

2.             Summary of significant accounting policies

Basis of preparation

The accompanying consolidated financial statements are presented in euro and have been prepared in accordance with accounting principles generally accepted in the Netherlands (“Dutch GAAP’) on historical cost basis.

These consolidated financial statements differ in certain respects from the consolidated financial statements and disclosures included in the Kappa Packaging Group Annual Report 2004 furnished to Kappa Packaging Group’s shareholders. Among other things, the parent company (Kappa Holding B.V.) balance sheet and income statement and related disclosures are not included in these consolidated financial statements. In addition, additional footnote disclosures have been added in order for these consolidated financial statements to comply with the reporting and disclosure requirements of the US Securities and Exchange Commission.

Assets and liabilities are stated at cost when acquired or incurred unless indicated otherwise.

Where necessary, the value of assets has been reduced to reflect diminution in value.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the Netherlands requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the year then ending. Actual results may differ from these estimates.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and the companies in which it has a controlling interest (“Group companies”). Group companies are fully consolidated; minority interests in equity are shown separately.

The results and cash flows of Group companies and participations acquired or disposed of by the Group have been reflected from respectively until the date that controlling interest exists.

Intercompany balances, transactions and unrealized profits have been eliminated.

Foreign currencies—Transactions

All transactions in foreign currencies are recorded at the rate of exchange prevailing at the transaction date. Accounts receivable, cash and cash equivalents and liabilities denominated in foreign currencies are translated at the exchange rates prevailing at the balance sheet date, unless these are reflected in currency forward contracts. In such cases, valuation takes place using a currency forward rate. Foreign exchange gains and losses resulting from transactions in foreign currencies are included in the profit and loss account, except for those transactions that are being hedged. Foreign exchange gains and losses arising on trading transactions are taken to operating result; those arising on cash and cash equivalents, current investments and borrowings are taken to financial items.

Foreign currencies—Consolidation principles

Assets and liabilities of foreign Group companies in currencies other than euro are translated at the rates prevailing at the balance sheet date. Revenues and expenses of those Group companies are translated at the average exchange rates for the year. Translation gains and losses are recorded directly in accumulated comprehensive income.

Translation differences arising from long-term loans to group companies are also recorded directly in accumulated comprehensive income.

The following translation rates against the euro have been used (main currencies only):

Currency per €	December 31, 2004	Average 2004	December 31, 2003	Average 2003	December 31, 2002	Average 2002
SEK	9.0050	9.1462	9.0744	9.1628	9.1408	9.1813
GBP	0.7095	0.6782	0.7048	0.6794	0.6515	0.6191
USD	1.3600	1.2345	1.2580	1.0963	1.0438	0.9002
CZK	30.4200	32.3849	32.3000	31.6792	31.5956	31.2199
SKK	38.6548	40.4704	41.4000	41.5586	41.3223	42.6061

Cash and cash equivalents

The Group considers all highly liquid instruments with maturity of three months or less to be cash and cash equivalents. At December 31, 2004, as well as at December 31, 2003, all cash and cash equivalents of the Group represents cash held with financial institutions and is freely available to the Company. Cash and cash equivalents included a deposit in an escrow-account of €5.0 million as at December 31, 2002, which became available to the Group on April 1, 2003. Bank overdrafts are classified under current liabilities.

Accounts receivable

Accounts receivable are stated at face value, less an allowance for bad debts of €19.3 million and €22.2 million at December 31, 2004 and 2003 respectively. Bad debt expense during the years ended December 31, 2004, 2003 and 2002 were €3.1 million, €6.8 million and €6.7 million respectively.

Inventories

Inventories are stated at the lower of cost and net realizable value with cost being determined by the first-in first-out (“FIFO’) method. Finished goods inventory and work in progress consists of the cost of raw materials and consumables, labor costs, depreciation, other direct costs and related production overhead. Inventories are reduced by a provision for obsolescence to reflect diminution in value of €12.9 million and €12.8 million at December 31, 2004 and 2003 respectively. Obsolescence expense during the years ended December 31, 2004, 2003 and 2002 were €0.1 million, €2.8 million and €2.9 million respectively.

Tangible fixed assets

Tangible fixed assets are stated at acquisition cost, less accumulated depreciation. These costs include expenditures for major improvements and replacements and interest costs associated with major construction projects.

Depreciation is calculated on a straight-line basis, based on acquisition price less residual value and the estimated useful life of the related asset.

The estimated useful lives are:

Years

Buildings:
Portable buildings	3
Metal buildings	15–20
Brick buildings	30–40
Plant and equipment	10–20
Other tangible fixed assets	3–10

Assets under construction (until placed in service) and land are not depreciated. When an asset is sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income (as part of other operating expenses).

Spare parts that are specifically attributable to certain machines or installations are capitalized. All other spare parts are charged to the profit and loss account as maintenance expense.

Tangible fixed assets operated by the Group under financial lease agreements are capitalized, the cost of which has been determined as the lower of the fair value of the leased property or the sum of the discounted value of future lease payments. The corresponding rental obligations, net of finance charges, are presented under liabilities with the interest element of the finance charge being taken to income (as part of interest expense, net) over the lease period. Tangible fixed assets acquired under financial lease agreements are depreciated over the lesser of the estimated useful life of the asset or the lease period.

Intangible fixed assets

Goodwill is recognized on acquisitions and accounted for, using the purchase method, as the excess of the purchase price over the fair value of the net assets acquired. Goodwill is capitalized and amortized on a straight-line basis over its estimated useful life of 40 years. The assessment of 40 years is based upon the consideration that a permanent advantage is realized mainly because of high entry-barriers to the market.

Software development costs associated with identified and unique products, which are controlled by the Group and have future economic benefits extending beyond one year, are recognized as an intangible fixed asset. These costs are amortized using the straight-line method over their useful lives, not exceeding a period of three years.

Other intangible fixed assets mainly relate to consultancy projects, which will provide a future benefit to the Group. These costs are amortized using the straight-line method over their estimated useful lives, not exceeding a period of five years.

Impairment of long-lived assets

The carrying values of long-lived assets are reviewed at each balance sheet date, to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount of the asset is estimated, being the higher of the asset’s net selling price and its value in use. The value in use is based on the total of the discounted cash flows to be derived from that asset. An impairment loss is recognized when the carrying value of an asset exceeds the recoverable amount.

A previously recognized impairment loss on tangible fixed assets is reversed when there has been a change in the estimates used to determine the recoverable amount.

For goodwill, a recognized impairment loss is not reversed unless the impairment loss was caused by a specific external event of an exceptional nature that is not expected to recur and subsequent external events have occurred which reverse the effect of that event.

Other non-current assets

Associated companies, being those companies in which significant influence, but not control, is exercised over the business and financial policies, are valued to reflect the Group’s share in such companies’ equity, determined in accordance with the Group’s accounting principles. Other participations, being those companies in which no significant influence is exercised, are valued at the lower of cost and net realizable value.

Other non-current assets include participations, receivables with financing characteristics due from participations, deferred tax assets and capitalized financing costs. The capitalized financing costs are stated at cost and are amortized over the term of the related debt.

Derivative financial instruments

The estimated fair value of derivative financial instruments is determined using quoted market prices, or market pricing models. Gains and losses on derivative financial instruments that meet the criteria for hedge accounting, including those on terminated contracts, are deferred and included in income in the same period that the hedged transaction is realized. Realized gains and losses and unrealized losses on instruments not meeting the criteria for hedge accounting treatment are included in income. Any differences between amounts paid or received on interest rate swap agreements are recognized as adjustments to interest expense over the life of each swap, thereby adjusting the interest rate on the hedged obligation. In the event that the hedged transaction terminates, the deferred gains or losses on the associated derivative will be recorded in the income statement. Any premiums paid are recorded as an asset and amortized over the life of the derivative financial instrument.

Concentration of credit risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of cash investments, foreign currency exchange contracts and trade accounts receivable. The Group places its cash and investments and executes its foreign currency exchange contracts with major commercial banks with investment grade ratings.

Concentration of credit risk with respect to trade receivables is generally limited due to the large number of customers and their dispersion across geographic areas. Group companies have to follow strict policies to mitigate the risk of non-performance by customers, including retrieving information about the customer’s financial position and credit limits from various credit rating agencies.

Pension provisions

In general, personnel employed are entitled to pension benefits that supplement state-provided social security benefits. Pension or other retirement plans have been established in accordance with regulations and practices of the countries in which the plans are located. Most plans are administered by separate pension funds or life insurance companies.

The benefits of the plans are based primarily on years of service and average or final pay formula. In countries where contributions are made, the amount of the contribution takes account of increases in pension rights in line with the development of wages and inflation, as well as of the return achieved by the pension funds in excess of the actuarial interest rate.

The Group operates major pension plans in the Netherlands, United Kingdom, Germany and Sweden. In the Netherlands and United Kingdom mainly defined benefit plans are administered by separate pension funds, covering substantially all employees in those two countries. The retirement plans in Germany are mainly defined benefit plans and are provided for by the company (book reserves). In Sweden, the Group operates defined benefit and defined contribution plans. Some of these plans are externally insured, others are provided for by the company (book reserves).

The provisions for pensions and similar commitments (relating primarily to non-reinsured pension entitlements, past-service premiums falling due in the future and commitments to former employees), are accrued at an actuarial-determined value.

Deferred tax assets and liabilities

Deferred tax assets and liabilities are established for temporary differences in the valuation of assets and liabilities for reporting and fiscal purposes and for loss carry forwards.

Deferred taxes are stated at nominal value and are determined using the local tax rates prevailing on the balance sheet date or future applicable rates insofar as already decreed by law. Within tax groups, where the exercise periods permit, deferred tax assets and liabilities are netted. Net deferred tax assets are recognized to the extent that it is probable that future taxable profits will be available against which unused tax losses can be utilized and are presented in the balance sheet under “financial fixed assets’. Net deferred tax liabilities are presented under “provisions’.

Restructuring provisions and other provisions

Restructuring provisions and other provisions are recognized when the Group has a legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made. Restructuring and other provisions are valued at nominal value.

Other provisions include environmental provisions, maintenance provisions, provisions for claims, disputes and legal proceedings and provisions for onerous lease contracts.

Revenue recognition

Net sales represent the invoiced value of deliveries and services to third parties, less discounts, commissions and sales tax. Sales are recognized when the risk and rewards of ownership of the product are transferred to the customer.

Costs of sales are matched with the related sales.

Other income and expenses are recorded in the period in which they originate.

Shipping and handling costs

Shipping and handling costs are expensed as incurred. The amounts charged to expense as part of external services during the years ended December 31, 2004, 2003 and 2002 were €254.6 million, €242.3 million and €240.3 million respectively.

Advertising costs

Advertising and promotional costs are expensed as incurred. The amounts charged to expense as part of other operating costs during the years ended December 31, 2004, 2003 and 2002 were €8.3 million, €7.5 million and €9.0 million respectively.

Research and development

Costs for research and development activities are expensed as incurred, except for software development costs. The amounts charged to operating expenses during the years ended December 31, 2004, 2003 and 2002 were €4.2 million, €4.4 million and €5.3 million respectively.

Environmental expenditures

Environmental expenditures resulting from the remediation of an existing condition caused by past operations, and which do not contribute to current or future revenues, are expensed as incurred. The Group provides for environmental expenditures, based on management decisions and current interpretations of environmental laws and regulations, when it is probable that a legal or constructive obligation has arisen and the amount of such liability can be reasonably estimated. Provisions are not discounted or reduced for potential recoveries from third parties.

Income from participations

Income from participations include the Group’s proportionate share in the results of joint ventures and companies deemed to be associated companies together with dividends received from other participations.

Income taxes

The amount of income tax included in the statements of income is based upon income before tax in accordance with the prevailing local regulations and tax rates, taking into account timing differences and permanent differences between income for reporting purposes and for fiscal purposes. Deferred tax assets and liabilities arising from temporary differences between the value of assets and liabilities for reporting and fiscal purposes are calculated with current income tax rates. Deferred tax assets are also recognized on tax loss carry forwards.

Valuation allowances are established on deferred tax assets when management estimates that it is more likely than not that the implicit benefit will not be realized.

Cash flow statement

The cash flow statement has been prepared applying the indirect method. The cash and cash equivalents in the cash flow statement comprise the balance sheet item cash and cash equivalents. Cash flows in foreign currencies have been translated at average exchange rates. Exchange differences affecting cash items are shown separately. Income and expenses in respect of interest and taxation on profits are included in the net cash flow from operating activities. The cash flow statement is prepared in compliance with Dutch GAAP.

3.             Acquisitions

In 2003, the Group acquired a small Norwegian corrugated board manufacturer “Grenland Papp AS’ and increased its interest in Orko-Pak B.V., a small corrugated converting plant in the Netherlands, from 50% to 100% for € 1.7 million in total, including acquisition expenses, of which the amount allocated to goodwill was €0.8 million.

4.             Other receivables (€ in millions)

	December 31, 2004	December 31, 2003
	(€ in millions)

Prepayments and accrued income	14.3	16.6
Corporate income tax	7.5	3.8
Other taxation and social security	18.0	18.5
Other	12.2	13.5

	52.0	52.4

5.             Inventories (€ in millions)

	December 31, 2004	December 31, 2003
	(€ in millions)

Raw materials	99.7	94.3
Work in progress	17.4	16.4
Finished goods	143.5	136.9
Prepayments on inventories	3.6	2.3

	264.2	249.9

See Note 29 for the related inventory obsolescence reserve.

6.             Tangible fixed assets

	Land	Buildings	Plant, equipment and other	Total
		(€ in millions)

At December 31, 2002:
Cost	157.0	492.6	1,515.6	2,165.2
Accumulated depreciation	(1.5)	(82.8)	(426.2)	(510.5)

Net book value at December 31, 2002	155.5	409.8	1,089.4	1,654.7
Changes in net book value:
Acquisitions	—	0.1	1.3	1.4
Net investment	2.7	9.8	128.9	141.4
Financial leases	—	—	2.8	2.8
Put into use	—	9.1	(9.1)	—
Depreciation	(0.2)	(32.6)	(148.3)	(181.1)
Translation	(1.1)	(5.7)	(7.9)	(14.7)

Net changes	1.4	(19.3)	(32.3)	(50.2)

At December 31, 2003:
Cost	158.7	502.1	1,601.8	2,262.6
Accumulated depreciation	(1.8)	(111.6)	(544.7)	(658.1)

Net book value at December 31, 2003	156.9	390.5	1,057.1	1,604.5

Changes in net book value:
Net investment	1.5	6.5	141.1	149.1
Financial leases	—	—	7.4	7.4
Put into use	—	14.9	(14.9)	—
Depreciation	(1.8)	(29.6)	(145.8)	(177.2)
Translation	(0.5)	4.1	9.4	13.0

Net changes	(0.8)	(4.1)	(2.8)	(7.7)

At December 31, 2004:
Cost	160.3	523.5	1,684.0	2,367.8
Accumulated depreciation	(4.2)	(137.1)	(629.7)	(771.0)

Net book value at December 31, 2004	156.1	386.4	1,054.3	1,596.8

The book value of tangible fixed assets held under finance lease amounts to €14.5 million as at December 31, 2004 (2003: €9.8 million).

7.             Intangible fixed assets

	Goodwill	Software development costs	Other	Total
		(€ in millions)

At December 31, 2001:
Cost	983.4	7.6	7.6	998.6
Accumulated amortization	(70.2)	—	(3.6)	(73.8)

Net book value at December 31, 2001	913.2	7.6	4.0	924.8

Changes in net book value:
Additions	—	2.1	0.2	2.3
Fair value adjustments	(13.5)	—	—	(13.5)
Amortization	(24.7)	(3.3)	(2.7)	(30.7)
Translation differences	(0.8)	—	—	(0.8)

Net changes	(39.0)	(1.2)	(2.5)	(42.7)

At December 31, 2002:
Cost	969.1	9.7	2.4	981.2
Accumulated amortization	(94.9)	(3.3)	(0.9)	(99.1)

Net book value at December 31, 2002	874.2	6.4	1.5	882.1

Changes in net book value:
Additions	1.1	1.9	0.4	3.4
Disposals	—	—	(0.3)	(0.3)
Amortization	(24.7)	(4.0)	(0.5)	(29.2)
Translation differences	(0.7)	—	—	(0.7)

Net changes	(24.3)	(2.1)	(0.4)	(26.8)

At December 31, 2003:
Cost	969.5	11.5	2.4	983.4
Accumulated amortization	(119.6)	(7.2)	(1.3)	(128.1)

Net book value at December 31, 2003	849.9	4.3	1.1	855.3

Changes in net book value:
Additions	—	1.4	0.2	1.6
Disposals	—	—	—	—
Amortization	(24.7)	(4.3)	(0.4)	(29.4)
Translation differences	(0.3)	—	—	(0.3)

Net changes	(25.0)	(2.9)	(0.2)	(28.1)

At December 31, 2004:
Cost	969.1	12.9	2.6	984.6
Accumulated amortization	(144.2)	(11.5)	(1.7)	(157.4)

Net book value at December 31, 2004	824.9	1.4	0.9	827.2

The goodwill movements per reportable segment can be specified as follows:

	Total	Paper & Board	Packaging
		(€ in millions)

Balance at December 31, 2002	874.2	747.3	126.9

Acquisitions	1.1	0.3	0.8
Amortization	(24.7)	(21.1)	(3.6)
Translation	(0.7)	(0.7)	—

Balance at December 31, 2003	849.9	725.8	124.1

Amortization	(24.7)	(21.1)	(3.6)
Translation	(0.3)	(0.3)	—

Balance at December 31, 2004	824.9	704.4	120.5

Goodwill is amortized on a straight-line basis over the estimated useful life of 40 years. Goodwill amortization charges on an annual basis will be approximately €25 million for the coming five years.

8.             Other non-current assets

	Financing Costs	Participations	Receivables from participations	Deferred tax assets	Other receivables	Total
	(€ in millions)
At December 31, 2002:
Cost	98.1	3.3	0.1	12.0	7.7	121.2
Accumulated amortization	(27.6)	—	—	—	—	(27.6)

Net book value at December 31, 2002	70.5	3.3	0.1	12.0	7.7	93.6

Changes in net book value:
Additions (cash)	0.8	0.2	—	—	1.1	2.1
Additions (against result)	—	—	—	21.0	—	21.0
New consolidation	—	(0.1)	—	—	—	(0.1)
Disposals	—	—	—	—	—	—
Redemptions	—	—	(0.1)	—	(0.2)	(0.3)
Share of results	—	0.3	—	—	—	0.3
Dividend received	—	(0.1)	—	—	—	(0.1)
Amortization	(12.2)	—	—	—	—	(12.2)
Transfers	—	—	—	—	(1.0)	(1.0)
Translation differences	—	—	—	—	—	—

Net changes	(11.4)	0.3	(0.1)	21.0	(0.1)	9.7

At December 31, 2003:
Cost	98.9	3.6	—	33.0	7.6	143.1
Accumulated amortization	(39.8)	—	—	—	—	(39.8)

Net book value at December 31, 2003	59.1	3.6	—	33.0	7.6	103.3

Changes in net book value:
Additions (cash)	0.8	0.2	—	—	0.3	1.3
Write-offs (against result)	—	—	—	(29.4)	—	(29.4)
Disposals	—	(0.1)	—	—	—	(0.1)
Redemptions	—	—	—	—	(0.2)	(0.2)
Share of results	—	(0.3)	—	—	—	(0.3)
Dividend received	—	(0.1)	—	—	—	(0.1)
Amortization	(14.3)	—	—	—	—	(14.3)
Transfers	—	—	—	—	(0.8)	(0.8)
Translation differences	—	—	—	—	—	—

Net changes	(13.5)	(0.3)	—	(29.4)	(0.7)	(43.9)

At December 31, 2004:
Cost	99.7	3.3	—	3.6	6.9	113.5
Accumulated amortization	(54.1)	—	—	—	—	(54.1)

Net book value at December 31, 2004	45.6	3.3	—	3.6	6.9	59.4

Capitalized financing costs mainly include financing expenses relating to the issuance of the Senior Subordinated Notes in 1999 and 2003 and Senior Credit Facilities in 2001 as detailed in Note 12.

Participations and receivables from participations represent investments in and loans to affiliated companies of which the Group owns a 20%—50% interest and are accounted for under the equity method.

Deferred tax assets are further detailed in Note 11.

9.             Other current liabilities

	December 31, 2004	December 31, 2003
	(€ in millions)

Accounts payable	342.0	279.7
Social charges and taxes payable	36.3	36.2
Other liabilities	6.0	5.3
Accrued labor costs	65.4	67.5
Accrued interest expenses	42.9	32.9
Accrued external services	27.6	30.0
Other accrued expenses	51.9	53.6

	572.1	505.2

Other accrued expenses mainly include accrued sales bonuses, fees and invoices to be received related to goods received.

The amount of income tax included in social charges and taxes payable is €4.9 million as at December 31, 2004 (2003: €5.6 million).

10.          Provisions

	December 31, 2004	December 31, 2003
	(€ in millions)

Accrued pensions	114.9	115.1
Deferred tax liabilities	104.4	105.2
Restructuring and other provisions	37.6	38.8

	256.9	259.1

The movements in provisions are as follows:

	Pensions	Deferred taxation	Restructuring	Other	Total
			(€ in millions)

At December 31, 2001	112.5	118.3	59.7	28.4	318.9
Acquisitions	—	(10.0)	0.4	(2.6)	(12.2)
Withdrawals	(8.0)	—	(38.7)	(0.8)	(47.5)
Additions charged to result:
—operating result	4.2	—	11.3	(4.9)	10.6
—net financial items	4.2	—	—	—	4.2
—income tax	—	(1.5)	—	—	(1.5)
Transfers to working capital	—	—	—	(0.8)	(0.8)
Translation differences	0.1	0.5	—	—	0.6

At December 31, 2002	113.0	107.3	32.7	19.3	272.3

Fair value adjustments acquisitions	0.2	—	—	—	0.2
Withdrawals	(8.3)	—	(29.2)	(4.0)	(41.5)
Additions charged to result:
—operating result	4.5	—	25.0	(5.3)	24.2
—net financial items	5.6	—	—	—	5.6
—income tax	—	(2.3)	—	—	(2.3)
Transfers from working capital	—	—	—	0.5	0.5
Translation differences	0.1	0.2	(0.1)	(0.1)	0.1

At December 31, 2003	115.1	105.2	28.4	10.4	259.1

Withdrawals	(9.8)	—	(18.9)	(2.1)	(30.8)
Additions charged to result:
—operating result	4.3	—	15.7	3.0	23.0
—net financial items	5.3	—	—	—	5.3
—income tax	—	(1.4)	—	—	(1.4)
Transfers from working capital	—	—	—	1.1	1.1
Translation differences	—	0.6	0.1	(0.1)	0.6

At December 31, 2004	114.9	104.4	25.3	12.3	256.9

Deferred taxes are detailed in Note 11 hereafter.

Details of the restructuring and other provisions are set out below:

	December 31, 2004	December 31, 2003
	(€ in millions)

Restructuring provisions	25.3	28.4
Other provisions:
—Environmental	5.8	5.0
—Other	6.5	5.4

	37.6	38.8

Payments from restructuring and other provisions for the year ended December 31, 2004 were €21.0 million (2003: €33.2 million). Payments in 2004 mainly related to the close down of our containerboard production plant in France in the second quarter of 2003 (Kappa Mennecy Paper) and staff reduction programs at various plants throughout the Group.

In 2004, €15.7 million was added to the restructuring provisions against operating result mainly as a result of the decision in the fourth quarter of 2004 to close down our French corrugated packaging plant Kappa Central Pac in Melun (€7.4 million), additional costs for the closure of Kappa Mennecy Paper (€1.4 million) and additional lay-offs of employees at various sites.

Included in the restructuring and other provisions is €22.9 million and €26.0 million, which represents the current portion at December 31, 2004 and 2003, respectively.

Restructuring

The restructuring provisions mainly relate to provisions for reductions in number of staff.

Environmental

The Group experienced certain environmental costs, which will remediate pursuant to constructive obligations.

Other

Other provisions mainly relate to legal matters (2004: €2.3 million and 2003: €2.5 million), onerous (lease) contracts (2004: € 2.0 million and 2003: €0.7 million) and maintenance costs of gas turbines(2004: €2.2 million and 2003: €2.2 million). The latter costs are incurred about once every three years.

11.          Deferred taxes

Significant components of the Group’s deferred tax assets and liabilities are as follows:

	(€ in millions)
	December 31, 2004	December 31, 2003

Deferred tax assets
Operating losses carried forward	151.2	142.5
Less: valuation allowances	(92.3)	(47.0)

Net operating losses carried forward	58.9	95.5
Other temporary differences	38.0	43.3

Total deferred tax assets	96.9	138.8

Deferred tax liabilities
Tangible fixed assets Goodwill	(166.3)	(157.5)
	(18.3)	(21.1)
Other temporary differences	(13.1)	(32.4)

Total deferred tax liabilities	(197.7)	(211.0)

Net balance deferred taxes	(100.8)	(72.2)

The net deferred tax position is presented as follows (based on individual positions of each of the various tax groups within the Group):

	December 31, 2004	December 31, 2003
	(€ in millions)

Financial fixed assets	3.6	33.0
Provisions	(104.4)	(105.2)

Net balance deferred taxes	(100.8)	(72.2)

Valuation allowances have been recognized against carry forward losses of certain fiscal unities, after being offset by timing differences since it is uncertain whether these carry forward losses can be utilized. The valuation allowances increased from €47.0 million as at December 31, 2003 to €92.3 million as at December 31, 2004 (as the net result of a €45.7 million addition against the profit and loss account and disposals of €0.4 million) mainly because a valuation allowance of €40.3 million was made against the carry forward losses of the Dutch fiscal unity, due to uncertainties about future compensation. Future compensation of the tax carry forward losses of the Dutch fiscal unity, which have an indefinite lifetime, will be dependent from a future change in the Company’s financing structure as a result of which taxable income would therefore become positive.

The Group has carry forward losses as at December 31, 2004 of € 550 million (2003: €488 million).

Expiration is as follows:

	December 31, 2004	December 31, 2003
	(€ in millions)

Limited:
—2005	2	1
—2006—2010	32	43
—Beyond 2010	10	11
Unlimited	506	433

	550	488

12.          Borrowings and Debt

	December 31, 2004	December 31, 2003
	(€ in millions)

Short-term:
Bank overdrafts	12.1	0.6

Long-term:
Term loan facilities:
Term A	416.8	547.2
Term B	371.8	372.8
Term C	372.0	372.8
Senior subordinated notes	684.6	691.1
Other	8.9	9.2

Total long-term loans	1,854.1	1,993.1
Other long-term liabilities	10.4	8.9

Total long-term liabilities	1,864.5	2,002.0
Current portion of long-term liabilities	(159.4)	(133.5)

Total long-term liabilities (excluding current portion)	1,705.1	1,868.5

Senior Credit Facilities

Senior Credit Facilities (2001)

The Kappa Packaging Group has senior credit facilities of €1,755.0 million (now €1,542.8 million after partial repayments). These facilities include €1,505.0 million of term loan facilities, as well as a revolving credit facility, which provides up to an aggregate of € 250.0 million.

All material fixed assets, accounts receivable, inventories and cash and cash equivalents of the Group are pledged as security on the senior credit facilities. Assets acquired in the future may be required to be included as additional security on the facilities. The senior credit facility agreement imposes limitations on some financing and investing activities of the Group and requires adherence to the following financial covenants: interest cover ratios of earnings before interest, income tax, depreciation and amortization (“EBITDA”) to senior debt net interest and total net cash interest; total fixed charge ratios of cash flow to senior debt service and total debt service; a leverage ratio of net borrowings to EBITDA and annual capital expenditures. At December 31, 2004, the Company was in compliance with all financial covenants.

Term loan facilities (“Senior Debt’)

The Group is required to repay the remaining debt of €1,160.6 million as at December 31, 2004 under the term loan facilities based on the specific repayment terms for each Term. Term A of originally €755.0 million is repayable in escalating semi-annual installments from the years 2001 to 2007. The outstanding balance of Term A as at December 31, 2004 amounts to €416.8 million. The outstanding balance of Term B as at December 31, 2004 amounts to €371.8 million and the outstanding balance of Term C as at December 31, 2004 amounts to €372.0 million, are repayable in full on June 30, 2008 and on June 30, 2009 respectively. Prepayments of the facilities are possible, and in certain cases prepayments of the loans will be required. In 2004, additional mandatory prepayments from excess cash flow had to be made of €3.3 million.

The applicable interest rates are EURIBOR plus a maximum interest rate spread of 225 basis points on Term A, 275 basis points on Term B and 350 basis points on Term C. Based on an interest cover ratio, the spread on Term A may be adjusted downwards. The weighted average interest rate for the term loan facilities was 6.4% at December 31, 2004 (2003: 6.8%; 2002: 6.6%). The interest charge for the year ended December 31, 2004 was €83.2 million (2003: €92.5 million; 2002: €104.1 million).

Revolving credit facility and bank overdrafts

This credit facility is available for general corporate purposes such as letters of credit, short-term cash advances and ancillary facilities. The letter of credit fee assessed on issued letters of credit under the revolving credit facility is 2.125% at December 31, 2004, the interest rate on the short-term cash advances is EURIBOR plus 2.125% and in general no fees are payable on the ancillary facilities.

The total actual amount drawn under the revolving credit facility amounts to €37.5 million (2003: €26.8 million) of which €27.5 million (2003: €16.9 million) for bank credit facilities and € 10.0 million (2003: €9.9 million) for a payment guarantee towards a pension fund. Under these bank credit facilities, bank guarantees were issued to third parties of €11.6 million (2003: €7.2 million). The remaining part of these bank credit facilities of €15.9 million (2003: €9.7 million) is available for short-term borrowings, foreign currency hedging activities and/or additional bank guarantees.

The interest charge on short-term borrowings under bank overdraft facilities for the year ended December 31, 2004 was €0.2 million (2003: €0.5 million).

Senior Credit Facilities (2005)

As existing senior credit facilities are maturing in the coming years, the Company started discussions in early 2005 about refinancing possibilities. As a result, the Company secured a committed refinancing package to replace the senior credit facilities by new facilities of €1,440.0 million in total. The terms and conditions of the new facilities are basically the same as the terms and conditions of the existing senior credit facilities. The repayment schedule of the new facilities has been extended into the future.

Senior Subordinated Notes

Senior Subordinated Notes (1999)

The Group issued senior subordinated notes on July 23, 1999 in three terms, all maturing on July 15, 2009. The interest rates are 10 5/8% for the euro (€370.0 million) and US dollar-denominated senior subordinated notes (€90.3 million) and 12 1/2% for the euro-denominated senior subordinated discount notes (€135.8 million). These senior subordinated notes were issued at €544.4 million and for the accumulated period ended December 31, 2004 a principal of € 65.7 million was added to the discount notes.

Interest on the senior subordinated notes is payable semi-annually on January 15 and July 15. On the senior subordinated discount notes, non-cash interest accrued until July 15, 2004. As from this date, interest is payable semi-annually.

The interest charge on the senior subordinated notes for the year ended December 31, 2004 was €65.9 million (2003: €61.7 million; 2002: €62.8 million).

The US dollar-denominated senior subordinated discount notes have been valued at year-end, at the hedged forward rate.

Subject to certain restrictions, the Group can redeem the notes in whole or in part prior to the date of maturity. If an event of default occurs, the holders of the notes can require the Group to redeem the notes.

The notes are senior subordinated unsecured indebtedness. The notes rank effectively subordinated to the Group’s senior and other indebtedness and rank senior to the Company’s Shareholders’ loans.

Senior Subordinated Notes (2003)

In May 2003, the Kappa Packaging Group issued senior subordinated notes of €95.0 million of which the proceeds were used to redeem the Euro-denominated mezzanine notes of €100.0 million issued in 2001. The warrants issued together with the mezzanine notes were cancelled.

The premium received upon the issuance of the new senior subordinated notes of €5.7 million has been accrued as part of the accrued interest expenses, and will be released to the profit and loss account over the term of the notes; the balance at year-end amounts to €4.2 million.

The Euro-denominated senior subordinated notes issued in 2003 of € 95.0 million mature on July 15, 2009. The interest rate is 10 5/8% per year, payable semi-annually.

The interest charge on the senior subordinated notes issued in 2003 for the period ended December 31, 2004 was €10.1 million (2003: € 4.7 million).

Redemption can take place for all or part of the notes at any time since July 15, 2004. If the Group sells certain assets or is subject to specific kinds of changes of control, the Company can be, unless certain conditions are met, required to redeem the notes.

The notes are senior subordinated unsecured indebtedness. The notes rank effectively subordinated to the Group’s senior and other indebtedness and rank senior to the Company’s Shareholders’ loans.

Scheduled Maturities

Scheduled maturities of long-term liabilities for the next five years are as follows:

(€ in millions)

2005	159.4
2006	174.5
2007	95.5
2008	373.7
2009	1,060.6
2010 and thereafter	0.8

Total	1,864.5

13.          Shareholders’ loans

In 1998, the Company entered into loans in the amount of €199.7 million due to the CVC entities and Cinven entities. Non-cash interest at a rate of 9% is and will be accrued on the loan amount until maturity of the loan on December 31, 2010.

During 2001, new loans were entered into in the amount of €299.4 million with CVC, Cinven and Stichting Senior Management Kappa with an interest rate of 7%. Non-cash interest is and will be accrued on the loan amount until maturity of the loan on May 17, 2012, unless agreed upon otherwise.

Interest expense for the year ended December 31, 2004, 2003 and 2002 was €54.4 million, €50.2 and €46.2 million respectively.

The Shareholders’ loans and interest accrued thereon are subordinated to the Senior Debt and senior subordinated notes (reference is made to Note 12).

	Total book value	Accrued interest	Contract value
		(€ in millions)

9% Shareholders’ loans	348.1	148.4	199.7
7% Shareholders’ loans	384.5	85.1	299.4

	732.6	233.5	499.1

14.          Minority interests

Minority interests mainly relate to the shares not owned by Kappa Packaging in Kappa Štúrovo a.s., Slovakia (1.5%).

15.          Shareholders’ equity

The authorized capital of €1.5 million is divided into:

Number of shares	Shares	Nominal value each
1,500,000	Ordinary shares A	€0.45
100,000	Ordinary shares B	€0.11
660,000	Ordinary shares C	€0.45
40,000	Ordinary shares D	€0.11
100,000	Ordinary shares E	€0.45
875,000	Cumulative preference shares A	€0.45
100,000	Cumulative preference shares B	€0.45

During 2004, no shares were issued. As at December 31, 2004, the total number of shares issued and paid-in is 1,907,659, which can be specified as follows:

Number of Ordinary Shares	Total	Ordinary A	Ordinary B	Ordinary C	Ordinary D
As at December 31, 2004	1,580,159	910,600	89,400	565,346	14,813
At a nominal value each of €		0.45	0.11	0.45	0.11
Total nominal value (in €)	675,639	409,770	9,834	254,406	1,629

Number of Preference Shares	Total	Preference A	Preference B
As at December 31, 2004	327,500	321,250	6,250
At a nominal value each of €		0.45	0.45
Total nominal value (in €)	147,375	144,562	2,813

The ordinary and preference shares of the Company are mainly beneficially owned by funds advised or managed by Cinven and CVC and the foundation Stichting Senior Management Kappa.

The Supervisory Board and the Management Board hold interest in a total of 35,986 Ordinary Shares A, 1,803 Preference Shares B and 15,631 Ordinary Shares C of the Company. These shares are held through Stichting Senior Management Kappa or through funds advised or managed by Cinven or CVC.

Ordinary shares

The nominal value of the ordinary shares A is €0.45 per share and the nominal value of the ordinary shares B is €0.11 per share. The shares were issued based upon the cash value of the ordinary shares A of €4.54 per share and of the ordinary shares B of €4.54 per share, which resulted in additional paid-in capital of €4.1 million. Holders of the ordinary shares are entitled to ordinary dividends declared by the Company, whereby the nominal value of each share increased with premium paid to that share is decisive.

The nominal value of the ordinary shares C is €0.45 per share and of the nominal value of ordinary shares D is €0.11 per share. The shares were issued based upon the cash value of the ordinary shares C of €1.00 per share and of the ordinary shares D of €1.00 per share, which resulted in additional paid-in capital of €0.3 million. Holders of the ordinary shares are entitled to any ordinary dividends declared by the Company, whereby the nominal value of each share increased with premium paid to that share is decisive.

Cumulative preference shares

The Company issued, for an amount of €453.78 per share, cumulative preference shares A and B of €0.45 par value, which resulted in additional paid-in capital of €148.5 million.

Provided that the Company’s equity is larger than the amount of the paid-in and called-up share capital plus the reserves which are required to be maintained by law or the articles of association, each holder of cumulative preference shares is entitled to an annual preference dividend of 6.0% of the sum of the nominal value of the shares held by him, the premium paid on them and a possible deficit as described below.

Insofar as the Company is not permitted to make distributions of the cumulative preference dividend referred to above, the holders of cumulative preference shares shall be paid the following:

(a)           insofar as an amount is available for distribution, first of all the amount will be distributed to the holders of cumulative preference shares A to which they are entitled or less in proportion to the amount available;

(b)           if after distribution to the holders of cumulative preference shares A of the amount to which they are entitled there is still room for further distributions, the holders of cumulative preference shares B will be paid an amount in proportion to the amount available up to the maximum of the amount to which they are entitled.

If in any year the holders of any class of cumulative preference shares are not paid the full amount to which they are entitled, the deficit will still be paid to the shareholders concerned, charged to the profit of a following year or following years, before any other distribution of profits is made to shareholders, and always in such a manner that first all holders of cumulative preference shares A and then holders of cumulative preference shares B will be paid the amount due to them.

No dividends have been issued to date; however, the dividends have accumulated. As at December 31, 2004, the accumulated dividend claim of the holders’ of the cumulative preference A and B shares amounts to € 67.8 million (2003: €55.5 million).

Unless previously purchased (in the framework of a listing or sale) and except to the extent that the statutory requirements or the terms of the Company’s financing arrangements prevent the Company from doing so, the shareholders of the Company have agreed to procure that the Company shall redeem or repurchase the cumulative preference shares in three equal tranches in 2009, 2010 and 2011.

Legal reserve

On December 28, 2001, the face value of all shares was denominated from NLG to EUR value. This resulted in a decrease in the issued and paid-in share capital of €7 thousand for which a legal reserve has been made.

When positive retained earnings are realized, a legal reserve has to be set up related to capitalized software development costs in the amount of €1.4 million as per the position at December 31, 2004 (2003: € 4.2 million).

16.          Commitments and contingencies

Lease commitments

The Group leases certain plant facilities and equipment under non-cancelable financial and operating leases. Future minimum lease payments under all non-cancelable financial and operating leases at December 31, 2004 are as follows:

	Operational lease	Financial lease
	(€ in millions)

2005	19.4	4.3
2006	15.2	3.1
2007	12.2	0.7
2008	10.3	0.3
2009	8.6	0.2
2010 and thereafter	27.6	0.2

Total	93.3	8.8

Lease expenses for non-cancelable leases and other operating leases charged to the income statement during the periods ended December 31, 2004, December 31, 2003 and December 31, 2002 were €37.7 million, €38.5 million and €34.5 million respectively.

Purchase commitments

Purchase, repurchase and other commitments at December 31, 2004 are as follows:

(€ in millions)
Within 1 year	2.8
After 1 year but within 5 years	1.4
After 5 years	2.6

Total	6.8

Capital expenditure commitments

The Group has commitments to acquire plant and machinery amounting to € 41.4 million at December 31, 2004 (2003: €12.3 million).

Guarantees

Under the revolving credit facility, the Group has bank guarantees issued to third parties (rental guarantees, credit guarantees, social security taxes) for a total amount of €11.6 million at December 31, 2004 (2003: €7.2 million).

Contingent assets

In August 2004, our corrugated packaging plant Kappa Iberoamericana Almeria in Spain was fully destroyed by fire. The plant is currently being rebuilt, which is expected to be finalized in September 2005. In the fourth quarter of 2004, an advance payment of € 10.0 million (net) in cash was received from the insurance company for business interruption and property damage. The remaining insurance proceeds of approximately € 19 million are expected to be received in cash before the end of the second quarter of 2005.

17.          Risks and uncertainties

The Group is exposed to commodity risk for recovered paper and wood. The Group provided some protection against any shortage of supply of recovered paper through the Group’s own collection centers, which satisfy about one third of the Group’s overall recovered paper requirements, and by increasing strategic stock levels together with increased long-term supply contracts. In respect of wood supply, the Group provided some protection against any shortage through the Group’s wood and wood chip supply contract entered into with the forestry division of AssiDomän (now owned by Sveaskog).

Management believes it has adequately provided for the collection risk on the Group’s accounts receivable by recording an allowance for doubtful accounts, which reduces such amounts to their net realizable value.

The Group is exposed to credit risk in the event of non-performance by counterparties to interest rate swap agreements and forward currency contracts. However, because the Group deals only with major commercial banks with investment grade ratings, it does not anticipate non-performance by any of these counterparties. The Group has deposited its cash and cash equivalents with reputable financial institutions and believes the risk of loss to be remote. Customers expose the Group to credit risk as well. However, group companies have to follow strict policies to mitigate the risk of non-performance by customers, including retrieving information about the customer’s financial position and credit limits from various credit rating agencies.

The Group is exposed to market risk in the form of foreign exchange rates and interest rate risks. The Group entered into an interest rate swap in order to limit exposure to fluctuation in interest rates.

The Group is exposed to movements in the euro currency exchange rate against mainly the US dollar, British pound sterling, Swiss Francs, Slovak Koruna, Swedish Krona, Norwegian Kroner, South African Rand and Danish Krone and on cash and cash equivalents, accounts receivables and accounts payables denominated in currencies other than the euro. The Group uses foreign currency forward contracts to reduce the exposure of foreign denominated sales commitments to exchange rate movements between the date of entering into the transaction and the date the transaction is settled. The Group is also exposed to foreign currency fluctuations on its net investments in subsidiaries in non-euro countries.

18.          Financial instruments

	December 31, 2004			December 31, 2003
	Contract volume	Carrying value	Fair value	Contract volume	Carrying value	Fair value
			(€ in millions)

Long-term debt:
Variable rate debt:
Term Loan Facilities (Tranche A, B and C)	—	1,160.6	1,160.6	—	1,292.8	1,292.8

Fixed rate debt:
Shareholders’ loans	—	732.7	884.5	—	678.3	744.1
Senior Subordinated Notes issued 1999	—	589.6	626.5	—	596.1	631.6
Senior Subordinated Notes issued 2003	—	95.0	100.8	—	95.0	101.9

Derivative contracts:
Interest derivates:
Interest rate swap	1,085.0	—	(22.0)	1,145.0	—	(18.3)

Currency contracts sales:
Receive CHF, pay €	0.5	—	—	0.7	—	—
Receive CZK, pay €	2.7	—	—	—	—	—
Receive NOK, pay €	—	—	—	1.5	—	—
Receive SEK, pay €	163.4	—	(0.6)	110.6	—	(0.6)
Receive SKK, pay €	—	—	—	20.6	—	(0.1)
Receive US$, pay €	2.3	—	(0.1)	7.7	—	(0.2)
Receive GBP, pay €	1.6	—	—	1.1	—	—
Pay CZK, receive €	1.5	—	—	—	—	—
Pay GBP, receive €	8.6	—	0.1	13.1	—	0.1
Pay NOK, receive €	6.6	—	—	8.3	—	0.2
Pay PLN, receive €	0.2	—	—	—	—	—
Pay SEK, receive €	12.8	—	—	—	—	—
Pay SGD, receive €	0.1	—	—	—	—	—
Pay US$, receive €	28.4	—	0.4	20.2	—	1.0
Pay CHF, receive €	—	—	—	0.6	—	—
Pay ZAR, receive €	2.9	—	—	1.8	—	0.1
Pay SKK, receive €	0.6	—	—	1.7	—	—
Pay CZK, receive CHF	2.2	—	(0.1)	—	—	—
Pay SEK, receive US$	0.4	—	(0.1)	—	—	—
Receive SEK, pay DKK	2.1	—	—	3.4	—	—
Receive SEK, pay GBP	5.5	—	0.1	8.8	—	—
Receive SEK, pay NOK	0.3	—	—	—	—	—
Receive SEK, pay US$	2.1	—	0.1	2.3	—	0.1

Cross currency swap USD senior notes:
Pay €, receive US$	74.6	—	(1.1)	—	—	—

Currency forward contracts USD senior notes:
Pay €, receive US$	—	—	—	90.3	—	(10.8)

Currency options:
Capitalized option premium on currency options	—	—	—	—	0.4	—

Currency coupon swap:
Pay €, receive US$	—	—	—	9.7	—	(1.2)

Fair values

Fair values of cash equivalents, short-term debt, and other short-term financial instruments approximate cost. The fair value of fixed rate long-term debt is based on interest rates that are currently available to the Group for issues of debt with similar terms and remaining maturities. The fair values of the Shareholders’ loans have been determined by means of the discounted cash flow method. The interest rate used is based on actual interest rates at year-end 2004 and 2003, including a risk mark-up determined at the date of issuance of the loans (167 basis points).

The carrying value of variable rate debt approximates fair value. The estimated fair value of the Group’s interest and currency derivatives is based upon market rates at December 31, 2004 for similar financial instruments with like maturities.

Interest derivatives

The Group has entered into a floating—fixed interest rate swap agreement to reduce the impact of changes in interest rates on its Senior Debt, maturing on June 29, 2007. The notional principal amount of the swap agreement was €1,145 million and was decreasing in line with the decreasing principal on the Senior Debt to €1,085 million as at December 31, 2004. This agreement effectively converted the EURIBOR element of the interest on the Senior Debt from variable to a fixed rate of rounded 3.67%.

Currency contracts

Currency instruments are used to hedge against exchange rate risks resulting from business activities and financing arrangements in foreign currencies. No speculative positions are entered into.

Currency forward contracts with terms of up to one year are entered into to fix the rate of exchange on foreign currency sales denominated in US Dollars, British Pounds, Czech Koruna, Swiss Francs, Slovak Koruna, Swedish Krona, Norwegian Kroner, South African Rand and Danish Krone.

As at December 31, 2004, the currency risk on the USD senior subordinated notes principal is hedged through a cross currency swap.

19.          Related party transactions

Stichting Senior Management Kappa

Stichting Senior Management Kappa is a foundation established to hold the Kappa Holding B.V. shares on behalf of members of senior management of the Group. Stichting Senior Management Kappa owns 8.4% of the voting rights of the Company.

Stichting Senior Management Kappa holds 100,000 Ordinary Shares A, 6,250 Preference Shares B and 46,413 Ordinary shares C of the Company at December 31, 2004.

Stichting Senior Management Kappa provided €2.3 million subordinated loan financing to Kappa Holding B.V. The principal amount of the loan plus interest compounded and accrued thereon of €2.9 million as at December 31, 2004, is due to be repaid as of May 17, 2012, unless otherwise agreed. Interest is fixed at a rate of 7% per annum.

Kappa Packaging Nederland Holding B.V. provided in total €858,925 to Stichting Senior Management Kappa as at December 31, 2003 for the purpose to re-purchase shares from departing management, or to finance shares kept in reserve. This balance was fully repaid as at December 31, 2004.

Cinven Limited and CVC Capital Partners

Cinven Limited and CVC Capital Partners, the equity sponsors, provided € 199.7 million in loan financing effective July 23, 1998. The principal amounts of the loan plus interest compounded and accrued thereon (€ 348.1 million at December 31, 2004) is due to be repaid on December 31, 2010. Interest is fixed at a rate of 9% per annum.

Effective May 17, 2001, Cinven Limited and CVC Capital Partners provided an additional €297.1 million in loan financing. The principal amount of the loan plus interest compounded and accrued thereon (€381.6 million at December 31, 2004) is due to be repaid as of May 17, 2012, unless otherwise agreed. Interest is fixed at a rate of 7% per annum.

Cinven Limited and CVC Capital Partners receive annual management fees of €250,000 each from the Group in relation to on-going services. The total management fee for the year 2004 amounts to €500,000 (2003: €500,000).

20.          Personnel data

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
		(€ in millions)

Labor costs
Wages and salaries	498.5	501.8	509.8
Social charges	99.2	98.9	98.6
Pension expense	31.4	33.8	22.6
Other personnel cost	49.7	47.7	54.9

	678.8	682.2	685.9
Exceptional personnel expenses	12.0	20.4	12.0

	690.8	702.6	697.9

The 2004 exceptional personnel costs mainly relate to the decision in the fourth quarter of 2004 to close down our French corrugated packaging plant Kappa Central Pac in Melun (€5.1 million) and additional lay-offs of employees at various sites.

The 2003 exceptional personnel costs mainly related to management’s decision to reduce the number of employees by 600 and the close down of Kappa Mennecy Paper, Kappa Štúrovo Solid Board and Kappa Moscow.

Number of personnel analyzed by geographical area is as follows:

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
The Netherlands	3,361	3,483	3,620
Germany	2,882	2,919	3,030
United Kingdom	965	1,010	1,063
Nordic & Central Europe	4,844	5,163	5,285
Belgium	714	696	723
Italy & Spain	1,183	1,200	1,204
France	1,283	1,407	1,467
Switzerland	164	168	180
Other	74	62	54

Total (average, full-time equivalents, including temporary staff)	15,470	16,108	16,626

Number of personnel analyzed by activity:

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Paper & Board	3,706	4,057	4,238
Packaging	11,609	11,888	12,223
Corporate	155	163	165

Total (average, full-time equivalents, including temporary staff)	15,470	16,108	16,626

21.          Other operating costs

	(€ in millions)
	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
Rent and lease	37.7	38.5	34.5
General management expenses	74.4	71.5	81.5
Other operating expenses	67.8	69.7	81.8

	179.9	179.7	197.8
Exceptional other operating expenses	2.5	3.6	—

	182.4	183.3	197.8

General management expenses include office expenses, communication costs, automation costs, traveling costs and consultancy fees. Other operating expenses consist of amongst others, insurance fees, advertising and promotional expenses.

22.          Depreciation, amortization and impairment charges

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
		(€ in millions)

Depreciation and amortization
Goodwill	24.7	24.7	24.7
Other intangible fixed assets	4.7	4.5	6.0
Land and buildings	31.4	32.8	27.6
Plant, equipment and other tangible fixed assets	145.8	148.3	140.2

	206.6	210.3	198.5

Impairment charges
Land and buildings	—	—	7.7
Plant and equipment and other tangible fixed assets	—	—	12.3

	—	—	20.0

Total	206.6	210.3	218.5

In 2004, non-recurring depreciation expenses were incurred of € 11.5 million related to the assets of Kappa Iberoamericana Almeria (Spain), which plant was fully destroyed by fire in the third quarter of 2004, the close down of Kappa Central Pac in Melun (France) and our building used for recovered paper stock at Hilden (Germany).

In 2003, non-recurring depreciation charges were incurred of €7.8 million related to the close down of Kappa Mennecy Paper, Kappa Štúrovo Solid Board and Kappa Moscow.

Based on an impairment test performed during 2002, an impairment charge was made against certain assets in the Packaging segment to reflect their present value. The impairment was calculated with a discount rate of 8.4% using the discounted cashflow method for each of the four reporting units, being: Containerboard and Solid Board within the Paper & Board segment and Corrugated Packaging and Solid Board Packaging within the Packaging segment.

23.          Interest expense, net and capitalized interest

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
		(€ in millions)

Interest income	(4.9)	(5.5)	(8.0)
Interest expense	166.4	180.9	188.7
Amortization of deferred finance charge	14.3	12.2	11.3
Interest capitalized	—	—	—

Interest expense, net	175.8	187.6	192.0

Interest is capitalized on long-term construction projects and is included in tangible fixed assets.

24.          Income taxes

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
		(€ in millions)

Income before tax on ordinary activities	(45.2)	(30.8)	(15.7)

The Netherlands	(63.9)	(62.1)	(39.3)
Foreign	18.7	31.3	23.6

	(45.2)	(30.8)	(15.7)
Income tax (expenses)/benefits on ordinary activities	(33.9)	6.5	5.4

The Netherlands	(22.8)	21.9	9.4
Foreign	(11.1)	(15.4)	(4.0)

	(33.9)	6.5	5.4

Current	(5.8)	(12.3)	(2.5)
Deferred	(28.1)	18.8	7.9

	(33.9)	6.5	5.4

Taxation is calculated in accordance with the relevant tax laws and certain agreements made between the Group and the respective tax authorities.

The effective tax rate for the year can be specified as follows:

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
		(€ in millions)

Ordinary result before taxes	(45.2)	(30.8)	(15.7)
Tax charge	(33.9)	6.5	5.4
Effective tax rate	(74.8)%	21.3%	34.3%

The effective tax rate on result from ordinary operations was (74.8%) in 2004, compared to 21.3% and 34.3% in 2003 and 2002 respectively. The weighted average statutory tax rate on a consolidated basis was approximately 32.7% for 2004, 32.8% for 2003 and 31.4% for 2002.

The difference between the effective tax rate and the weighted average statutory tax rate for the years 2004, 2003 and 2002 respectively is mainly the result of permanent differences including non-deductible goodwill, non-deductable interest and other non-tax deductible expenses as well as changes in local tax rates and valuation allowances made in respect of tax carry forward losses in 2004. The 2004 taxation loss includes a net addition of €45.7 million to the valuation allowances for tax carry forward losses, mainly for tax carry forward losses in the Netherlands.

25.          Remuneration and loans to the Management Board and Supervisory Board

The remuneration of the members of the Management Board, including salaries, bonuses and pension charges amounted to €2,750,000 in 2004 (2002: € 2,350,000; 2002: €2,978,000).

The members of the Supervisory Board, excluding one member, do not receive any fees from the Group for serving as a member. The aggregate amount of compensation paid to all of our Supervisory Board members as a group (five persons) for the year ended December 31, 2004 was €45,378 (2003: €45,378). There were no pension charges.

At December 31, 2004, no loans were outstanding to any member of the Management Board or the Supervisory Board from any member of the Group.

The Remuneration Committee determines the remuneration of the members of the Management Board, any entitlement to a bonus and the other conditions of appointment for each member of the Management Board separately.

26.          Segmentation

The operations of Kappa Packaging consist of two reportable segments: the Paper and Board segment (“Paper & Board”) and the corrugated and solid board Packaging segment (“Packaging”). The Paper & Board segment uses wood and recovered paper to produce containerboard and solid board for Packaging, as well as specialty and graphic board. The Packaging segment uses containerboard and solid board for packaging as raw material inputs for the production and sale of corrugated containers and solid board packaging. The results of each segment are reported to the Supervisory Board on a monthly basis.

Corporate items are not allocated to the segments and include costs incurred by the Corporate Head Office as well as costs and assets relating to country holding companies.

Reportable Segments

	Paper & Board	Packaging	Total reportable segments	Eliminations	Corporate Items	Total
			(€ in millions)

Year ended December 31, 2004
Sales, external	618.5	2,167.7	2,786.2	—	—	2,786.2
Sales to other reportable segments	637.6	0.6	638.2	(638.2)	—	—

	1,256.1	2,168.3	3,424.4	(638.2)	—	2,786.2

Operating result	153.5	68.2	221.7	—	(36.7)	185.0
Depreciation tangible fixed assets	(73.1)	(97.6)	(170.7)	—	(6.5)	(177.2)
Amortization intangible fixed assets	(21.1)	(8.3)	(29.4)	—	—	(29.4)

Goodwill	704.5	120.4	824.8	—	—	824.9
Assets(1)	996.6	1,329.8	2,326.4	—	295.4	2,621.8

Capital expenditures	68.3	77.0	145.3	—	3.8	149.1

Year ended December 31, 2003
Sales, external	624.1	2,217.6	2,841.7	—	—	2,841.7
Sales to other reportable segments	601.7	1.1	602.8	(602.8)	—	—

	1,225.8	2,218.7	3,444.5	(602.8)	—	2,841.7

Operating result	116.3	119.7	236.0	—	(29.0)	207.0
Depreciation tangible fixed assets	(92.9)	(84.1)	(177.0)	—	(4.1)	(181.1)
Amortization intangible fixed assets	(21.1)	(8.1)	(29.2)	—	—	(29.2)

Goodwill	725.8	124.1	849.9	—	—	849.9
Assets(1)	1,006.8	1,337.5	2,344.3	—	294.6	2,638.9

Capital expenditures	58.3	78.2	136.5	—	4.9	141.4

Year ended December 31, 2002
Sales, external	665.2	2,258.6	2,923.8	—	—	2,923.8
Sales to other reportable segments	630.0	(0.2)	629.8	(629.8)	—	—

	1,295.2	2,258.4	3,553.6	(629.8)	—	2,923.8

Operating result	176.3	77.4	253.7	—	(31.2)	222.5
Depreciation tangible fixed assets	(82.9)	(81.7)	(164.6)	—	(3.2)	(167.8)
Depreciation and impairment charges tangible fixed assets	(82.9)	(101.7)	(184.6)	—	(3.2)	(187.8)
Amortization intangible fixed assets	(21.1)	(9.6)	(30.7)	—	—	(30.7)

Goodwill	747.3	126.9	874.2	—	—	874.2
Assets(1)	1,059.4	1,397.2	2,456.6	—	296.7	2,753.3

Capital expenditures	77.0	77.3	154.3	—	7.8	162.1

(1)           Assets exclude (deferred) income taxes and goodwill, in accordance with Dutch GAAP.

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
		(€ in millions)
Reconciliation from operating income to income before tax and extraordinary items:
Operating income	185.0	207.0	222.5
Interest expense	(230.2)	(237.8)	(238.2)

Income before tax and extraordinary items	(45.2)	(30.8)	(15.7)

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
		(€ in millions)

Enterprise wide disclosures:
Sales by destination
The Netherlands	411.2	438.2	426.7
Rest of European Union
United Kingdom	266.9	282.7	300.7
France	274.8	287.8	296.0
Germany	609.5	608.3	611.7
Italy and Spain	357.9	356.8	361.8
Nordic and Central Europe(1)	470.5	282.8	285.7
Belgium	138.8	135.4	168.4
Others European Union	43.5	40.6	38.8
Rest of Europe
Nordic and Central Europe(1)	60.0	255.8	228.2
Switzerland	39.9	41.7	41.6
Others	12.6	12.0	8.3
Rest of World	100.6	99.6	155.9

Total	2,786.2	2,841.7	2,923.8

(1)           In 2004 the geographical segment information changed compared to 2003 and 2002 due to the fact that various countries in Nordic and Central Europe in which Kappa Packaging is represented (Czech Republic, Slovakia, Poland, Lithuania and Hungary) became member states of the European Union.

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
		(€ in millions)

Enterprise wide disclosures:
Sales by country of origin
The Netherlands	538.6	596.4	644.2
Rest of European Union
United Kingdom	210.0	215.7	228.8
France	236.8	243.0	249.5
Germany	623.2	609.7	586.9
Italy and Spain	325.2	321.1	326.2
Nordic and Central Europe(1)	631.1	463.2	444.4
Belgium	114.6	115.3	122.8
Rest of Europe
Nordic and Central Europe(1)	46.5	221.1	259.2
Switzerland	33.3	33.0	36.6
Rest of World	26.9	23.2	25.2

Total	2,786.2	2,841.7	2,923.8

Enterprise wide disclosures:
Long-lived assets(2)
The Netherlands	1,175.8	1,217.8	1,247.4
Rest of European Union
United Kingdom	106.3	109.7	118.1
France	84.2	91.0	96.6
Germany	350.9	361.9	358.9
Italy & Spain	115.9	139.7	139.5
Nordic & Central Europe(1)	505.7	336.8	334.2
Belgium	46.6	35.8	36.5
Rest of Europe
Nordic & Central Europe(1)	18.9	173.0	185.1
Switzerland	17.8	18.0	20.4
Rest of World	1.9	0.3	0.1

Total	2,424.0	2,484.0	2,536.8

(1)           In 2004 the geographical segment information changed compared to 2003 and 2002 due to the fact that various countries in Nordic and Central Europe in which Kappa Packaging is represented (Czech Republic, Slovakia, Poland, Lithuania and Hungary) became member states of the European Union.

(2)           Long-lived assets include tangible fixed assets and intangible fixed assets. Goodwill is allocated to the corporate companies in the Netherlands for purposes of presenting enterprise wide disclosure.

27.          Summary of differences between Dutch generally accepted accounting principles and US generally accepted accounting principles

The Group’s financial statements have been prepared in accordance with generally accepted accounting principles in the Netherlands (Dutch GAAP), which differ in certain significant respects from generally accepted accounting principles in the United States of America (US GAAP). The effect of the application of US GAAP on net income (loss) and shareholders’ equity, as reported under Dutch GAAP, can be specified as follows.

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
		(€ in millions)

Net income/(loss) under Dutch GAAP	(79.4)	(24.0)	(9.9)
a) Goodwill adjustments—amortization	24.7	24.7	24.7
b) Tangible fixed assets—impairment and depreciation	(32.5)	0.9	(5.7)
c) Restructuring and other provisions	—	(20.8)	(15.8)
d) Other intangible assets	0.4	2.6	0.1
e) Financial instruments	(5.0)	2.9	(5.1)
f) Pensions-pension costs	(1.2)	1.6	(1.9)
g) Preference shares	(12.3)	—	—
h) Deferred tax assets	4.1	(19.8)	(13.7)
Deferred taxes on US GAAP adjustments	12.6	4.2	9.9

Net income/(loss) under US GAAP	(88.6)	(27.7)	(17.4)

	December 31, 2004	December 31, 2003
	(€ in millions)

Shareholders’ equity under Dutch GAAP	18.0	79.1
a) Goodwill adjustments—acquisitions	(89.4)	(89.4)
a) Goodwill adjustments—amortization	78.5	53.8
b) Tangible fixed assets—impairment and accumulated depreciation	(37.3)	(4.8)
c) Restructuring and other provisions	6.7	6.7
d) Other intangible assets	(0.6)	(1.0)
e) Financial instruments	(22.2)	(17.2)
f) Pensions—liability	(91.4)	(69.2)
g) Preference shares	(216.3)	(204.0)
h) Deferred tax assets	(29.4)	(33.5)
Deferred taxes on US GAAP adjustments	47.7	29.0

Shareholders’ deficit under US GAAP	(335.7)	(250.5)

(a)  Goodwill

Acquisitions

The application of US GAAP to the closing balance sheet of the acquisitions listed below resulted in a total difference in gross amount of goodwill balance upon acquisitions under Dutch GAAP and US GAAP of €(89.4) million, which can be detailed as follows:

(€ in millions)
Acquisition of Kappa Packaging Group on May 31, 1998	(45.0)
Acquisition of SCAO in 2000	(0.7)
Acquisition of Alpha on May 17, 2001	(43.7)

Reduction of goodwill, under US GAAP compared to Dutch GAAP	(89.4)

Amortization

Under Dutch GAAP, goodwill is recorded as an asset and amortized over its estimated useful life of 40 years. Under US GAAP, goodwill is recorded as an asset and not amortized but tested for impairment on an annual basis. The Dutch-US GAAP differences on net income represent the elimination of goodwill amortization recognized under Dutch GAAP.

(b)  Tangible fixed assets—impairment

Under Dutch GAAP, an impairment charge of €20.0 million was recorded during 2002 in the Packaging segment as the amount that the sum of its future discounted cash flows exceeded its carrying value. This impairment charge under Dutch GAAP indicated that certain long-lived assets of the Packaging segment might not be recoverable under US GAAP. SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), requires an impairment loss to be recognized only if the carrying amount of a long-lived asset group is not recoverable. The carrying amount is not recoverable when the undiscounted cash flows expected to be generated from the use of a long-lived asset group and its eventual disposition are less than the carrying amount of the asset group. Under US GAAP, long-lived assets are grouped with other assets and liabilities at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. As such, an impairment test was performed for US GAAP as part of the 2002 year-end closing at four European plants, which resulted in an additional impairment charge in the Packaging segment under US GAAP of €5.7 million. The impairment charge was measured as the amount that the estimated discounted cash flows exceeded the carrying value of the long-lived asset group. The total impairment charge recorded under US GAAP during 2002 in the Packaging segment was €25.7 million. The difference in impairment charge under Dutch GAAP and US GAAP resulted in lower depreciation expenses in both 2003 and 2004 for US GAAP purposes of €0.9 million.

The 2004 tangible fixed asset impairment tests under Dutch GAAP did result in additional impairment charges with respect to seven sites of €33.4 million in total, which, however, were fully offset by the reversal of certain impairment charges taken in prior years, amounting to €33.4 million in total, due to favorable changes in the economic conditions. As under US GAAP, reversals of impairment losses taken on assets to be held and used are prohibited, an additional impairment charge is recognized under US GAAP of €33.4 million in 2004.

(c)  Restructuring and other provisions

The Dutch GAAP/US GAAP differences related to restructuring and other provisions can be specified as follows:

	December 31, 2004	Change	December 31, 2003	Change	December 31, 2002	Change	December 31, 2001
				(€ in millions)

Restructuring provisions	3.3	(0.5)	3.8	(10.7)	14.5	(9.6)	24.1
Other provisions:
Insurance loss provision	—	—	—	(5.0)	5.0	(5.2)	10.2
Maintenance provisions	3.1	0.9	2.2	(0.3)	2.5	(1.0)	3.5
Environmental provisions	0.3	(0.4)	0.7	(4.8)	5.5	—	5.5

Dutch GAAP/US GAAP differences	6.7	—	6.7	(20.8)	27.5	(15.8)	43.3

Restructuring provisions

Under US GAAP only costs that qualify as exit costs and therefore do not relate to the ongoing operations of the company may be provided for. In addition, a number of specific criteria also must be met before these costs that do qualify as exit costs can be recognized as an expense. Among these is the requirement that all the significant actions to be taken as part of the reorganization must be identified along with their expected completion dates and the exit program must be approved and communicated by the balance sheet date. Costs that do not qualify as exit costs are expensed when the obligation exists to pay cash or otherwise sacrifice assets.

Under Dutch GAAP provisions can be made if the main features of the plan are announced after the balance sheet date, but still before the date of finalization of the financial statements.

During the years 2002, 2003 and 2004, payments were made related to provisions that were unrecognized under US GAAP. Additionally, certain previously established Dutch GAAP provisions met the requirements for recognition in accordance with US GAAP. As a result additional restructuring costs were incurred under US GAAP in the years 2002, 2003 and 2004 of € 9.6 million, €10.7 million and €0.5 million respectively.

Other provisions

Insurance loss provision

In 1998 and 1999, three of the operating plants experienced fire damage. As a consequence, the Company expected increases in insurance premiums over the next five years and recorded a provision for these costs.

Following changes in Dutch GAAP as from January 1, 2001, the remaining balance of the provision of €15.1 million as at January 1, 2001 was to be released in equal portions in 2001, 2002 and 2003. In the years 2002 and 2003, €5.2 million respectively €5.0 million was released from the provision.

For US GAAP, insurance premiums are a period expense and a provision for expected costs is not allowed. As such, this provision was reversed under US GAAP.

Maintenance provisions

Under Dutch GAAP maintenance provisions are allowed to be built up over a period of time prior to the moment when the actual maintenance begins. Under US GAAP, maintenance costs are expensed as incurred.

Environmental provisions

Under Dutch GAAP certain environmental provisions were established as part of the purchase accounting of €5.5 million in total, which did not meet the US GAAP legal obligation criteria as of the date of acquisition, including a provision of €3.0 million for the clean up of the ground pollution at Kappa Mennecy Paper.

As in 2003, the Company initiated the closure of Kappa Mennecy Paper, a legal obligation arose to clean up the ground pollution. Under FAS 143, “Accounting for Asset Retirement Obligations”, the obligation to clean up qualified for treatment as an asset retirement obligation resulting in a liability to be recorded at fair value in the period in which it is incurred and an increase in asset value for the related retirement cost. The fair value of the obligation to clean up amounts to €3.0 million. As the useful life of the asset was deemed to be nil due to the closure of the plant, the entire obligation of €3.0 million was expensed under US GAAP.

As a result, in the years 2002, 2003 and 2004, additional expenses were incurred related to other provisions under US GAAP of €6.2 million, €10.1 million and €(0.5) million respectively.

(d)  Other intangible assets

Under Dutch GAAP, costs incurred in connection with consultancy projects are capitalizable if future economic benefits from these assets are expected. Under US GAAP, the costs associated with consultancy projects, whether internal or external, must be expensed as incurred.

(e)  Financial instruments

In 1999, when the Company received the proceeds on the senior subordinated notes denominated in US Dollars, currency call options were purchased maturing on July 15, 2004 to hedge the US dollar-denominated principal of the debt against the euro.

Under US GAAP, these call options were marked-to-market and the debt was translated at the spot rate at the date of each balance sheet; translation gains and losses on the options and the debt were included in the statements of income.

Under Dutch GAAP, the US dollar-denominated principal of the debt was translated at the option rate and the call option premium capitalized and amortized on a straight-line basis over 5 years.

However, in 2003, currency call options were sold to offset the call options purchased in 1999 and replaced by currency forward contracts maturing on July 15, 2004 to hedge the currency risk on the US dollar-denominated principal.

Under US GAAP, the result on the sale of the call options was directly taken to the statement of income, whereas under Dutch GAAP the value was accrued for and released on a straight-line basis over the period ending on July 15, 2004.

As at December 31, 2004, the currency risk on the US dollar-denominated principal is hedged through a cross currency swap.

All other financial instruments, e.g. interest rate swaps, cross currency swaps and foreign currency forward contracts, under US GAAP are capitalized as from January 1, 2001 and marked-to-market at the date of the balance sheet. Value changes are recorded against the statements of income.

Financial instruments can be specified as follows:

	December 31, 2004	Change in value	December 31, 2003	Change in value	December 31, 2002	Change in value	December 31, 2001
	(€ in millions)

Derivatives capitalized under US GAAP
Interest rate swap (fair value)	(22.0)	(3.7)	(18.3)	7.8	(26.1)	(9.2)	(16.9)
Currency coupon swap (fair value)	—	1.2	(1.2)	(2.3)	1.1	(5.5)	6.6
Currency options (fair value)	—	—	—	(6.2)	6.2	(11.3)	17.5
Currency forward contracts (fair value)	(0.2)	10.0	(10.2)	(10.6)	0.4	2.3	(1.9)
Cross currency swap (fair value)	(1.1)	(1.1)	—	—	—	—	—

(Movement in) Dutch GAAP/US GAAP valuation difference	(23.3)	6.4	(29.7)	(11.3)	(18.4)	(23.7)	5.3

US dollar-denominated senior subordinated notes
Under US GAAP translated at spot rate	(73.5)	6.0	(79.5)	16.3	(95.8)	17.2	(113.0)
Under Dutch GAAP translated at forward rate	(74.6)	15.7	(90.3)	4.8	(95.1)	—	(95.1)

(Movement in) Dutch GAAP/US GAAP valuation difference	1.1	(9.7)	10.8	11.5	(0.7)	17.2	(17.9)

Premiums capitalized and accruals made under Dutch GAAP	—	(1.7)	1.7	2.7	(1.0)	1.4	(2.4)

Difference in financial instruments under US GAAP	(22.2)	(5.0)	(17.2)	2.9	(20.1)	(5.1)	(15.0)

(f) Pensions

Pension plans—general

In general, personnel employed are entitled to pension benefits that supplement state-provided social security benefits. Pension or other retirement plans have been established in accordance with regulations and practices of the countries in which they are located. Most of the plans are administered by separate pension funds or life insurance companies.

The benefits of the plans are based primarily on years of service and average or final pay formula. In countries where contributions are made, the amount of the contribution takes account of increases in pension rights in line with the development of wages and inflation, as well as of the return achieved by the pension funds in excess of the actuarial interest rate.

The Group operates major pension plans in the Netherlands, United Kingdom, Germany and Sweden. In the Netherlands and United Kingdom mainly defined benefit plans are administered by separate pension funds covering substantially all employees. The retirement plans in Germany are mainly defined benefit plans and are provided for by the company (book reserves). In Sweden, the Group operates defined benefit and defined contribution plans. Some of these plans are externally insured, others are provided for by the company (book reserves).

Pension provisions under US GAAP

Under US GAAP, SFAS 87 requires the use of significant actuarial assumptions annually to reflect current market and economic conditions. Additionally, only those accumulated gains or losses arising in the schemes from a difference between the actual experience of the schemes and actuarial assumptions made, falling outside ten percent of the greater of the projected benefit obligation or the market value of the assets are being amortized.

This method differs from the accounting policy applied by the Group under Dutch GAAP, whereby the accrual for pension costs represents the present value, based on actuarial assumptions, of future pension contributions concerning past service cost and the costs of the unfunded pension plan of the German operations.

For the pension provision under US GAAP, the prospective pension obligation, i.e., the Projected Benefit Obligation (PBO), was determined by using the Projected Unit Credit Method in accordance with SFAS 87. Moreover, the Accumulated Benefit Obligation (ABO) was determined by using the Current Credit Method in accordance with SFAS 87.

Under SFAS 87, the net periodic pension costs for the years 2004, 2003 and 2002 can be broken down into the following components:

	Year ended December 31, 2004	Year ended December 31, 2003	Year ended December 31, 2002
	(€ in millions)

Net periodic pension cost
Service cost	(19.6)	(17.6)	(20.0)
Interest cost	(36.3)	(33.9)	(33.5)
Expected return on plan assets	30.0	29.8	37.2
Net amortization and deferral and other expenses	(4.4)	(10.4)	(5.8)
Other costs and countries	(10.6)	(5.7)	(6.7)
Adjustments for SFAS 88 events	2.7	—	—

Net periodic pension costs under US GAAP	(38.2)	(37.8)	(28.8)
Net periodic pension costs under Dutch GAAP	(37.0)	(39.4)	(26.9)

Difference in pension costs under US GAAP	(1.2)	1.6	(1.9)

The Dutch GAAP pension charge in 2004 includes an interest charge of € 5.6 million (2003: €5.7 million and 2002: €4.2 million), which is included under interest expense.

The balance sheet position as of December 31, 2004 and December 31, 2003 under SFAS 87 (funded status), and the changes in the projected benefit obligation and plan assets for the years then ended were as follows:

	December 31, 2004	December 31, 2003
Accumulated benefit obligations	692.4	606.4

Change in projected benefit obligation
Benefit obligation at beginning of year	(666.1)	(626.4)
Service cost	(19.6)	(17.6)
Interest cost	(36.3)	(33.9)
Plan participants’ contributions	(3.1)	(3.1)
Changes in plan	—	0.5
Settlements/Curtailments	3.7	—
Actuarial gain/(loss)	(75.9)	(24.3)
Benefits paid	24.0	21.9
Translation adjustments	1.9	16.8

Projected benefit obligation at end of year	(771.4)	(666.1)

Change in plan assets
Fair value of plan assets at beginning of year	476.1	435.3
Actual return on plan assets	22.4	48.2
Employer contribution	25.2	16.9
Plan participants’ contributions	3.1	3.1
Settlements	(3.9)	—
Benefits paid	(24.0)	(14.8)
Translation adjustments	(1.9)	(12.6)

Fair value of plan assets at end of year	497.0	476.1

Funded Status	(274.4)	(190.0)
Unrecognized prior service cost	(0.5)	(0.5)
Unrecognized net actuarial loss	157.8	76.4
Other costs and countries	(14.1)	(12.3)

Net pension liability	(131.2)	(126.4)

The difference in net pension liability under Dutch GAAP and US GAAP as of December 31, 2004 and December 31, 2003 can be specified as follows:

	December 31, 2004	December 31, 2003
Net pension liability under US GAAP	(131.2)	(126.4)
Additional minimum liability under US GAAP	(79.6)	(61.0)
Net pension liability under Dutch GAAP:
—Pension provisions	(114.9)	(115.1)
—Pension accruals	(4.5)	(3.1)

Additional pension liability under US GAAP	(91.4)	(69.2)

The assumptions used in this calculation are the following:

	December 31, 2004	December 31, 2003	December 31, 2002
Weighted average assumptions
Discount rate	4.8%	5.4%	5.5%
Expected return on plan assets	6.1%	6.9%	6.8%
Rate of compensation increase	3.3%	3.1%	3.3%
Increase of state pension	2.2%	2.2%	2.2%
Pension increases	2.2%	2.2%	2.2%

(g)  Preference shares

As described in note 15, the Group issued cumulative preference shares for aggregate cash consideration of €453.78 per share or €148.5 million in the aggregate. All preference shares are redeemable upon the occurrence of an initial public offering or sale of the Group’s operations and are redeemable in three equal tranches in 2009, 2010 and 2011, subject to financing arrangements preventing this.

Under Dutch GAAP, these preference shares are accounted for as a component of permanent shareholders’ equity. Dividends are recognized when declared.

Prior to January 1, 2004, the preference shares, which constitute redeemable preferred shares, were required to be classified as temporary equity (between liabilities and permanent equity) under US GAAP. In addition, cumulative dividends, whether or not declared, were required to be accreted, by a charge to retained earnings, such that the amount recognized in the consolidated financial statements would be accreted up to the redemption amount at the redemption date. The aggregated adjustment to shareholders’ equity as at December 31, 2003 of €204.0 million, represents the reclassification of the preference shares (including accreted dividends) out of permanent equity to temporary equity in the consolidated balance sheet.

As from January 1, 2004, these preference shares are required to be classified as liabilities in accordance with SFAS 150: “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, which became effective for the Company as from that date. Accordingly, the 2004 dividend accretion of €12.3 million has been charged as interest expense in the income statement under US GAAP.

(h)  Deferred taxes

Under Dutch GAAP, valuation allowances were recorded against the net deferred tax assets of certain fiscal unities in 2004 (mainly the Dutch tax group), whereas, under US GAAP these valuation allowances were already recorded in prior years as US GAAP provided, different from Dutch GAAP, more specific guidance in respect of the valuation of deferred tax assets. However, under US GAAP, additional valuation allowances had to be recorded in 2004 in respect of additional deferred tax assets recognized.

As a result, additional valuation allowances were made in 2002 and 2003 of €13.7 million and €19.8 million respectively under US GAAP, which were partially reversed in 2004 (by €4.1 million) due to the recognition of valuation allowances under Dutch GAAP.

Significant presentation differences between Dutch and US GAAP

Balance sheet reclassifications under US GAAP presentation

The balance sheet presented in the US GAAP format would result in a reclassification of the Shareholders’ loans to liabilities from the mezzanine level, as there are no equity characteristics of this debt as defined under US GAAP.

In addition, as the preference shares constitute redeemable preferred shares, the preference shares, including accreted dividends, are required to be classified as long-term liabilities under US GAAP.

Statement of cash flows

The statement of cash flows has been prepared on a consistent basis and is presented in accordance with Dutch GAAP and IAS 7. Under US GAAP, the deposit held in an escrow-account of €5.0 million as at December 31, 2002 (which became available to the Group on April 1, 2003) would not qualify as cash and cash equivalents as a result of which cash used in investing activities would have been €5.0 million higher in 2002 and € 5.0 million lower in 2003 under US GAAP compared to Dutch GAAP. In addition, cash and cash equivalents from acquisitions would be netted off against the acquisition of group companies within investing activities under US GAAP, and not separately presented at the base of the cash flow statement.

There are no further differences between the cash flow statements prepared in accordance with Dutch GAAP and IAS 7 compared to the cash flow statements prepared in accordance with US GAAP.

Recently issued accounting pronouncements

In June 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (“SFAS 154”), Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3. Among other things, SFAS 154 requires voluntary changes in accounting principle to be retrospectively applied to prior years’ financial statements. FAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this statement is not expected to have a material effect on our consolidated financial statements.

In April 2005, the FASB has issued FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations (“FIN 47”). FIN 47 clarifies that an entity must record a liability for a “conditional” asset retirement obligation if the fair value of the obligation can be reasonably estimated. It also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005 (December 31, 2005 for calendar-year enterprises). The adoption of this statement is not expected to have a material effect on our consolidated financial statements.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153 (“SFAS 153”), Exchanges of Nonmonetary Assets. This statement was a result of a joint effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the exception from fair value measurement in APB Opinion No. 29, Accounting for Nonmonetary Transactions, for nonmonetary exchanges of similar productive assets. Statement 153 replaces this exception with a general exception from fair value measurement for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement shall be applied prospectively and is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance of this Statement. The adoption of this statement is not expected to have a material effect on our consolidated financial statements.

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151 (“SFAS 151”), Inventory Costs-An amendment to ARB No.43 Chapter 4 Inventory Pricing. SFAS 151 was issued to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS 151 is the result of a broader effort by the FASB and the IASB to improve financial reporting by eliminating certain narrow differences between their existing accounting standards. One such difference was the accounting for abnormal inventory costs. Both the FASB and the IASB agree that abnormal expenses should be recognized in the period in which they are incurred; however, the wording of IAS 2, Inventories, and ARB 43, Chapter 4, Inventory Pricing, led to inconsistent application of that principle. The FASB agreed that the wording in IAS 2 was less ambiguous and decided to incorporate portions of that language into ARB 43. As such, this Statement requires that those items be recognized as current-period charges regardless of whether they meet the “so abnormal” criterion outlined in ARB 43. SFAS 151 also introduces the concept of “normal capacity” and requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. Unallocated overheads must be recognized as an expense in the period in which they are incurred. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for costs incurred during fiscal years beginning after the date of the issuance of this Statement. The adoption of this statement is not expected to have a material effect on our consolidated financial statements.

28.     Supplemental Guarantor Footnote

Presented below is information for Kappa Beheer B.V., the issuer of the Group’s high yield debt securities under this registration statement, Kappa Holding B.V., Kappa Packaging B.V. and the subsidiaries of Kappa Packaging B.V. (“Kappa Packaging Subsidiaries”) as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004.

Kappa Beheer B.V., Kappa Packaging B.V. and Kappa Packaging Subsidiaries are wholly-owned subsidiaries of Kappa Holding B.V. Pursuant to the indentures and the notes, Kappa Packaging B.V. and Kappa Holding B.V. jointly and severally, fully and unconditionally guarantee Kappa Beheer B.V.’s high yield debt securities. Kappa Holding B.V. is the parent guarantor and Kappa Packaging B.V. is the subsidiary guarantor.

The Group has not provided reconciliations from Dutch GAAP to US GAAP for the columns relating to the guarantor entities as such reconciliations would not materially affect an investor’s understanding of the nature of the guarantee. The majority of the reconciling items between Dutch GAAP and US GAAP relate to the (operating) activities of the non-guarantor subsidiaries and these amounts would only affect the guarantors’ investment in group companies and equity earnings of subsidiaries, except for the adjustment related to the preference shares (including accreted dividends) issued by Kappa Holding B.V.

KAPPA PACKAGING GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

For the year ended December 31, 2004

(€ in millions)

	Consolidated Kappa Packaging Group	Eliminations	Non-Guarantor Subsidiaries Kappa Packaging Subsidiaries	Subsidiary Guarantor Kappa Packaging B.V.	Issuer Kappa Beheer B.V.	Parent Guarantor Kappa Holding B.V.
Sales	2,786.2	—	2,786.2	—	—	—
Net change in work in progress and finished goods	8.6	—	8.6	—	—	—

Net sales including net change in work in progress and finished goods	2,794.8	—	2,794.8	—	—	—
Raw material costs	(1,000.6)	—	(1,000.6)	—	—	—
External services	(529.4)	—	(529.4)	—	—	—
Labor costs	(690.8)	—	(690.8)	—	—	—
Other operating costs	(182.4)	—	(181.9)	—	—	(0.5)
Depreciation and amortization	(206.6)	—	(206.0)	(0.6)	—	—

Total operating costs and expenses	(2,609.8)	—	(2,608.7)	(0.6)	—	(0.5)

Operating income	185.0	—	186.1	(0.6)	—	(0.5)
Interest income/(expense)	(175.8)	—	(207.1)	(11.5)	42.8	—
Interest income/(expense) Holding/Beheer loan	—	—	—	—	(55.5)	55.5
Interest expense Shareholders’ loans	(54.4)	—	—	—	—	(54.4)

Income before income taxes	(45.2)	—	(21.0)	(12.1)	(12.7)	0.6

Income taxes	(33.9)	—	(49.1)	9.9	4.4	0.9
Income from participations	(0.2)	—	(0.2)	—	—	—
Minority interests	(0.1)	—	—	(0.1)	—	—

Income before equity in earnings of subsidiaries	(79.4)	—	(70.3)	(2.3)	(8.3)	1.5
Equity in earnings of subsidiaries	—	223.8	—	(70.3)	(72.6)	(80.9)

Net income/(loss)	(79.4)	223.8	(70.3)	(72.6)	(80.9)	(79.4)

KAPPA PACKAGING GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

For the year ended December 31, 2003

(€ in millions)

	Consolidated Kappa Packaging Group	Eliminations	Non-Guarantor Subsidiaries Kappa Packaging Subsidiaries	Subsidiary Guarantor Kappa Packaging B.V.	Issuer Kappa Beheer B.V.	Parent Guarantor Kappa Holding B.V.
Sales	2,841.7	—	2,841.7	—	—	—
Net change in work in progress and finished goods	(10.0)	—	(10.0)	—	—	—

Net sales including net change in work in progress and finished goods	2,831.7	—	2,831.7	—	—	—
Raw material costs	(1,003.7)	—	(1,003.7)	—	—	—
External services	(524.8)	—	(524.8)	—	—	—
Labor costs	(702.6)	—	(702.6)	—	—	—
Other operating costs	(183.3)	—	(182.3)	(0.3)	(0.1)	(0.6)
Depreciation and amortization	(210.3)	—	(209.7)	(0.6)	—	—

Total operating costs and expenses	(2,624.7)	—	(2,623.1)	(0.9)	(0.1)	(0.6)

Operating income	207.0	—	208.6	(0.9)	(0.1)	(0.6)
Interest income/(expense), net	(187.6)	—	(223.9)	(4.4)	40.7	—
Interest income/(expense) Holding/Beheer loan	—	—	—	—	(51.2)	51.2
Interest expense Shareholders’ loans	(50.2)	—	—	—	—	(50.2)

Result before income taxes	(30.8)	—	(15.3)	(5.3)	(10.6)	0.4

Income taxes	6.5	—	5.7	(3.8)	3.7	0.9
Income from participations	0.4	—	0.4	—	—	—
Minority interests	(0.1)	—	—	(0.1)	—	—

Income before equity in earnings of subsidiaries	(24.0)	—	(9.2)	(9.2)	(6.9)	1.3
Equity in earnings of subsidiaries	—	52.9	—	(9.2)	(18.4)	(25.3)

Net income/(loss)	(24.0)	52.9	(9.2)	(18.4)	(25.3)	(24.0)

KAPPA PACKAGING GROUP

CONSOLIDATED STATEMENTS OF INCOME

For the year ended December 31, 2002

(€ in millions)

	Consolidated Kappa Packaging Group	Eliminations	Non-Guarantor Subsidiaries Kappa Packaging Subsidiaries	Subsidiary Guarantor Kappa Packaging B.V.	Issuer Kappa Beheer B.V.	Parent Guarantor Kappa Holding B.V.
Sales	2,923.8	—	2,923.8	—	—	—
Net change in work in progress and finished goods	13.8	—	13.8	—	—	—

Net sales including net change in work in progress and finished goods	2,937.6	—	2,937.6	—	—	—
Raw material costs	(1,077.6)	—	(1,077.6)	—	—	—
External services	(523.3)	—	(523.3)	—	—	—
Labor costs	(697.9)	—	(697.9)	—	—	—
Other operating costs	(197.8)	—	(197.4)	—	—	(0.4)
Depreciation, amortization and impairment charges	(218.5)	—	(217.9)	(0.6)	—	—

Total operating costs and expenses	(2,715.1)	—	(2,714.1)	(0.6)	—	(0.4)

Operating income	222.5	—	223.5	(0.6)	—	(0.4)
Interest income/(expense), net	(192.0)	—	(220.4)	(11.8)	40.2	—
Interest income/(expense) Holding/Beheer loan	—	—	—	—	(47.4)	47.4
Interest expense Shareholders’ loans	(46.2)	—	0.1	—	—	(46.3)

Result before income taxes	(15.7)	—	3.2	(12.4)	(7.2)	0.7
Income taxes	5.4	—	0.2	1.6	4.9	(1.3)
Income from participations	0.6	—	0.6	—	—	—
Minority interests	(0.2)	—	—	(0.2)	—	—

Income before equity in earnings of subsidiaries	(9.9)	—	4.0	(11.0)	(2.3)	(0.6)
Equity in earnings of subsidiaries	—	12.3	—	4.0	(7.0)	(9.3)

Net income/(loss)	(9.9)	12.3	4.0	(7.0)	(9.3)	(9.9)

KAPPA PACKAGING GROUP

CONSOLIDATED BALANCE SHEET

As at December 31, 2004

(€ in millions)

	Consolidated Kappa Packaging Group	Eliminations	Non-Guarantor Subsidiaries Kappa Packaging Subsidiaries	Subsidiary Guarantor Kappa Packaging B.V.	Issuer Kappa Beheer B.V.	Parent Guarantor Kappa Holding B.V.
Assets
Cash and cash equivalents	244.6	—	244.6	—	—	—
Accounts receivable	413.6	—	413.6	—	—	—
Other receivables	52.0	—	51.1	0.2	0.2	0.5
Inventories	264.2	—	264.2	—	—	—

Total current assets	974.4	—	973.5	0.2	0.2	0.5
Investments in Group companies	—	(244.2)	—	198.8	30.2	15.2
Loans to Group companies	—	(3,540.5)	—	2,099.7	1,440.8	—

Total investments and advances affiliates	—	(3,784.7)	—	2,298.5	1,471.0	15.2
Tangible fixed assets	1,596.8	—	1,596.8	—	—	—
Intangible fixed assets	827.2	—	807.1	20.1	—	—
Other non-current assets	59.4	—	29.4	23.4	6.6	—
	3,457.8	(3,784.7)	3,406.8	2,342.2	1,477.8	15.7

Liabilities
Bank overdrafts	12.1	—	12.1	—	—	—
Current portion of term loan facilities	153.3	—	—	153.3	—	—
Current portion of other long-term liabilities	6.1	—	6.1	—	—	—
Other current liabilities	572.1	—	527.0	6.3	38.8	—

Total current liabilities	743.6	—	545.2	159.6	38.8	—
Long-term debt due to Group companies	—	(3,540.5)	2,392.6	1,143.6	—	4.3
Term loan facilities	1,007.3	—	—	1,007.3	—	—
Senior subordinated notes	684.6	—	—	—	684.6	—
Other long-term debt	13.2	—	13.2	—	—	—

Total long-term liabilities	1,705.1	(3,540.5)	2,405.8	2,150.9	684.6	4.3
Provisions	256.9	—	256.9	—	—	—
Shareholders’ loans	732.6	—	—	—	—	732.6
Kappa Holding/Kappa Beheer loan	—	—	—	—	739.2	(739.2)

Minority interests	1.6	—	0.1	1.5	—	—

Shareholders’ equity
Share capital	0.8	—	—	—	—	0.8
Additional paid-in capital	152.9	(598.0)	295.6	151.2	151.2	152.9
Legal reserve	—	—	—	—	—	—
Retained earnings	(109.0)	274.6	(71.0)	(94.3)	(109.3)	(109.0)
Cumulative translation adjustment	(26.7)	79.2	(25.8)	(26.7)	(26.7)	(26.7)

Total Shareholders’ equity	18.0	(244.2)	198.8	30.2	15.2	18.0

	3,457.8	(3,784.7)	3,406.8	2,342.2	1,477.8	15.7

KAPPA PACKAGING GROUP

CONSOLIDATED BALANCE SHEET

As at December 31, 2003

(€ in millions)

	Consolidated Kappa Packaging Group	Eliminations	Non-Guarantor Subsidiaries Kappa Packaging Subsidiaries	Subsidiary Guarantor Kappa Packaging B.V.	Issuer Kappa Beheer B.V.	Parent Guarantor Kappa Holding B.V.
Assets
Cash and cash equivalents	240.7	—	240.7	—	—	—
Accounts receivable	419.6	—	419.6	—	—	—
Other receivables	52.4	—	51.8	0.1	0.5	—
Inventories	249.9	—	249.9	—	—	—

Total current assets	962.6	—	962.0	0.1	0.5	—
Investments in Group companies	—	(428.7)	—	266.4	84.5	77.8
Loans to Group companies	—	(3,601.6)	—	2,207.4	1,394.2	—

Total investments and advances affiliates	—	(4,030.3)	—	2,437.8	1,478.7	77.8
Tangible fixed assets	1,604.5	—	1,604.5	—	—	—
Intangible fixed assets	855.3	—	834.6	20.7	—	—
Other non-current assets	103.3	—	65.5	30.1	7.7	—

	3,525.7	(4,030.3)	3,466.6	2,524.7	1,486.9	77.8

Liabilities
Bank overdrafts	0.6	—	0.6	—	—	—
Current portion of term loan facilities	129.3	—	—	129.3	—	—
Current portion of other long-term liabilities	4.2	—	4.2	—	—	—
Other current liabilities	505.2	—	468.4	2.4	34.4	—

Total current liabilities	639.3	—	473.2	131.7	34.4	—
Long-term debt due to Group companies	—	(3,601.6)	2,454.0	1,143.6	—	4.0
Term loan facilities	1,163.5	—	—	1,163.5	—	—
Senior subordinated notes	691.1	—	—	—	691.1	—
Other long-term debt	13.9	—	13.9	—	—	—

Total long-term liabilities	1,868.5	(3,601.6)	2,467.9	2,307.1	691.1	4.0
Provisions	259.1	—	259.1	—	—	—
Shareholders’ loans	678.3	—	—	—	—	678.3
Kappa Holding/Kappa Beheer loan	—	—	—	—	683.6	(683.6)

Minority interests	1.4	—	—	1.4	—	—

Shareholders’ equity
Share capital	0.8	—	—	—	—	0.8
Additional paid-in capital	152.9	(596.4)	294.0	151.2	151.2	152.9
Legal reserve	—	—	—	—	—	—
Retained earnings	(29.6)	39.7	10.4	(21.7)	(28.4)	(29.6)
Cumulative translation adjustment	(45.0)	128.0	(38.0)	(45.0)	(45.0)	(45.0)

Total Shareholders’ equity	79.1	(428.7)	266.4	84.5	77.8	79.1

	3,525.7	(4,030.3)	3,466.6	2,524.7	1,486.9	77.8

KAPPA PACKAGING GROUP

CONSOLIDATING CASH FLOW STATEMENT

For the year ended December 31, 2004

(€ in millions)

	Consolidated Kappa Packaging Group	Eliminations	Non-Guarantor Subsidiaries Kappa Packaging Subsidiaries	Subsidiary Guarantor Kappa Packaging B.V.	Issuer Kappa Beheer B.V.	Parent Guarantor Kappa Holding B.V.
Cash flows from operating activities
Net income	(79.4)	223.8	(70.3)	(72.6)	(80.9)	(79.4)

Adjustments to reconcile net income to cash provided by operations:
Depreciation of tangible fixed assets	177.2	—	177.2	—	—	—
Amortization of intangible fixed assets	29.4	—	28.8	0.6	—	—
Amortization of finance charges	14.3	—	5.7	7.5	1.1	—
Share of result of participations	0.2	—	0.2	—	—	—
Minority interests	0.1	—	—	0.1	—	—
Non-cash interest on Shareholders’ loans	54.4	—	—	—	—	54.4
Non-cash interest on senior subordinated notes	9.1	—	—	—	9.1	—
Non-cash interest on Kappa Holding/Kappa Beheer loan	—	—	—	—	55.5	(55.5)
Addition to/(release from) pension provisions	9.6	—	9.6	—	—	—
Addition to/(release from) deferred tax liabilities	27.2	—	26.2	1.0	—	—
Addition to/(release from restructuring and other provisions	18.7	—	18.7	—	—	—

Changes in operating assets and liabilities:
Inventories	(13.4)	—	(13.4)	—	—	—
Accounts receivable	10.3	—	10.3	—	—	—
Other receivables	4.5	—	4.5	—	—	—
Accounts payable	59.3	—	59.3	—	—	—
Accrued liabilities	1.9	—	1.9	—	—	—
Intercompany receivables, net	—	—	64.7	(6.9)	(57.4)	(0.4)
Paid from restructuring and other provisions	(21.0)	—	(21.0)	—	—	—
Paid from pension provision	(9.8)	—	(9.8)	—	—	—
Insurance proceeds property damage	(6.7)	—	(6.7)	—	—	—
Equity in earnings of group companies	—	(223.8)	—	70.3	72.6	80.9

Net cash flow from operating activities	285.9	—	285.9	—	—	—

Cash flow from investing activities
Investments, net in tangible fixed assets	(149.1)	—	(149.1)	—	—	—
Insurance proceeds property damage	6.7	—	6.7	—	—	—
Investments, net in intangible fixed assets	(1.6)	—	(1.6)	—	—	—
Investments, net in other non-current assets	—	—	—	—	—	—
Net cash flow used in investing activities	(144.0)	—	(144.0)	—	—	—

	Consolidated Kappa Packaging Group	Eliminations	Non-Guarantor Subsidiaries Kappa Packaging Subsidiaries	Subsidiary Guarantor Kappa Packaging B.V.	Issuer Kappa Beheer B.V.	Parent Guarantor Kappa Holding B.V.
Cash flow from financing activities
Repayment of term loan facilities	(132.2)	—	—	(132.2)	—	—
Currency hedge USD senior notes principal	(15.7)	—	—	—	(15.7)	—
Short term borrowings banks drawn repaid	11.6	—	11.6	—	—	—
Other long term debt repaid	(6.2)	—	(6.2)	—	—	—
Intercompany receivables (net)	—	—	(147.9)	132.2	15.7	—

Net cash flow from financing activities	(142.5)	—	(142.5)	—	—	—

Change in cash and equivalents	(0.6)	—	(0.6)	—	—	—

Cash and equivalents—beginning of the period	240.7	—	240.7	—	—	—

Cash from acquisitions	—	—	—	—	—	—

Effect of exchange rate changes on cash	4.5	—	4.5	—	—	—

Cash and equivalents end of period	244.6	—	244.6	—	—	—

Supplemental cash flow information
Interest paid	139.0	—	(2.7)	82.3	59.4	—
Income taxes paid/(refund)	11.1	—	11.1	—	—	—
Non-cash investing and financing transactions:
Acquisition of assets under capital lease	7.4	—	7.4	—	—	—

KAPPA PACKAGING GROUP

CONSOLIDATED CASH FLOW STATEMENT

For the year ended December 31, 2003

(€ in millions)

	Consolidated Kappa Packaging Group	Eliminations	Non-Guarantor Subsidiaries Kappa Packaging Subsidiaries	Subsidiary Guarantor Kappa Packaging B.V.	Issuer Kappa Beheer B.V.	Parent Guarantor Kappa Holding B.V.
Cash flows from operating activities
Net income	(24.0)	52.9	(9.2)	(18.4)	(25.3)	(24.0)

Adjustments to reconcile net income to cash provided by operations:
Depreciation of tangible fixed assets	181.1	—	181.1	—	—	—
Amortization of intangible fixed assets	29.2	—	28.6	0.6	—	—
Amortization of finance charges	12.2	—	6.0	5.6	0.6	—
Share in result of participations	(0.4)	—	(0.4)	—	—	—
Minority interests	0.1	—	—	0.1	—	—
Non-cash interest on Shareholders’ loans	50.2	—	—	—	—	50.2
Non-cash interest on senior subordinated notes	15.5	—	—	—	15.5	—
Non-cash interest on Kappa Holding/Kappa Beheer loan	—	—	—	—	51.4	(51.4)
Addition to/(release from) pension provisions	10.2	—	10.2	—	—	—
Addition to/(release from) deferred tax liabilities	(23.3)	—	(23.3)	—	—	—
Addition to/(release from restructuring and other provisions	19.6	—	19.6	—	—	—

Changes in operating assets and liabilities:
Inventories	19.5	—	19.5	—	—	—
Accounts receivable	25.3	—	25.3	—	—	—
Other receivables	2.3	—	2.3	—	—	—
Accounts payable	(6.7)	—	(6.7)	—	—	—
Accrued liabilities	10.2	—	10.2	—	—	—
Intercompany receivables, net	—	—	57.8	2.9	(60.6)	(0.1)
Paid from restructuring and other provisions	(33.2)	—	(33.2)	—	—	—
Paid from pension provision	(8.3)	—	(8.3)	—	—	—
Equity in earnings of group companies	—	(52.9)	—	9.2	18.4	25.3

Net cash flow from operating activities	279.5	—	279.5	—	—	—

Cash flow from investing activities

Investments, net in tangible fixed assets	(141.4)	—	(141.4)	—	—	—
Investments, net in intangible fixed assets	(2.3)	—	(2.3)	—	—	—
Investments, net in other non-current assets	(0.6)	—	(0.6)	—	—	—
Acquisition of Group companies	(1.7)	—	(1.7)	—	—	—
Net cash used in investing activities	(146.0)	—	(146.0)	—	—	—

	Consolidated Kappa Packaging Group	Eliminations	Non-Guarantor Subsidiaries Kappa Packaging Subsidiaries	Subsidiary Guarantor Kappa Packaging B.V.	Issuer Kappa Beheer B.V.	Parent Guarantor Kappa Holding B.V.
Cash flow from financing activities
Repayment of term loan facilities	(110.2)	—	—	(110.2)	—	—
Issuance of senior subordinated notes	95.0	—	—	—	95.0	—
Repayment of senior subordinated notes	(100.0)	—	—	—	(100.0)	—
Short-term borrowings banks repaid	(1.2)	—	(1.2)	—	—	—
Other long-term debt repaid	(6.3)	—	(6.3)	—	—	—
Intercompany receivables, net	—	—	(115.2)	110.2	5.0

Net cash flow used in financing activities	(122.7)	—	(122.7)	—	—	—

Change in cash and equivalents	10.8	—	10.8	—	—	—

Cash and cash equivalents beginning of the period	233.6	—	233.6	—	—	—

Cash from acquisitions	0.3	—	0.3	—	—	—

Effect of exchange rate changes on cash	(4.0)	—	(4.0)	—	—	—

Cash and cash equivalents end of period	240.7	—	240.7	—	—	—

Supplemental cash flow information
Interest paid	152.4	—	(6.8)	95.1	64.1	—
Income taxes paid/(refund)	15.6	—	15.6	—	—	—

KAPPA PACKAGING GROUP

CONSOLIDATED CASH FLOW STATEMENT

For the year ended December 31, 2002

(€ in millions)

	Consolidated Kappa Packaging Group	Eliminations	Non-Guarantor Subsidiaries Kappa Packaging Subsidiaries	Subsidiary Guarantor Kappa Packaging B.V.	Issuer Kappa Beheer B.V.	Parent Guarantor Kappa Holding B.V.
Cash flows from operating activities	(9.9)	12.3	4.0	(7.0)	(9.3)	(9.9)
Net income
Adjustments to reconcile net income to cash provided by operations:
Depreciation of tangible fixed assets	187.8	—	187.8	—	—	—
Amortization of intangible fixed assets	30.7	—	30.1	0.6	—	—
Amortization of finance charges	11.3	—	5.1	5.6	0.6	—
Share in result of participations	(0.6)	—	(0.6)	—	—	—
Minority interests	0.2	—	—	0.2	—	—
Non-cash interest on Shareholders’ loans	46.2	—	—	—	—	46.2
Non-cash interest on senior subordinated notes	13.8	—	—	—	13.8	—
Non-cash interest on Kappa Holding/Kappa Beheer loan	—	—	—	—	47.4	(47.4)
Addition to/(release from) pension provisions	8.5	—	8.5	—	—	—
Addition to/(release from) deferred tax liabilities	(7.9)	—	(7.9)	—	—	—
Addition to/(release from restructuring and other provisions	6.5	—	6.5	—	—	—
Changes in operating assets and liabilities:
Inventories	(18.2)	—	(18.2)	—	—	—
Accounts receivable	16.6	—	16.6	—	—	—
Other receivables	15.6	—	12.4	3.6	—	(0.4)
Accounts payable	51.8	—	51.8	—	—	—
Accrued liabilities	(31.4)	—	(28.8)	(2.0)	(0.4)	(0.2)
Intercompany receivables, net	—	—	(10.7)	67.4	(59.1)	2.4
Paid from restructuring and other provisions	(39.5)	—	(39.5)	—	—	—
Paid from pension provision	(8.0)	—	(8.0)	—	—	—
Equity in earnings of group companies	—	(12.3)	—	(4.0)	7.0	9.3

Net cash flow from operating activities	273.5	—	209.1	64.4	—	—
Cash flow from investing activities
Investments, net in tangible fixed assets	(162.1)	—	(162.1)	—	—	—
Investments, net in intangible fixed assets	(2.3)	—	(2.3)	—	—	—
Investments, net in non-current assets	2.3	—	2.3	—	—	—
Disposal of Group companies	0.3	—	0.3	—	—	—

Net cash used in investing activities	(161.8)	—	(161.8)	—	—	—

	Consolidated Kappa Packaging Group	Eliminations	Non-Guarantor Subsidiaries Kappa Packaging Subsidiaries	Subsidiary Guarantor Kappa Packaging B.V.	Issuer Kappa Beheer B.V.	Parent Guarantor Kappa Holding B.V.
Cash flow from financing activities
Repayment of term loan facilities	(75.5)	—	—	(75.5)	—	—
Short-term borrowings banks repaid	(18.6)	—	(18.6)	—	—	—
Other long-term debt repaid	(5.6)	—	(5.6)	—	—	—

Net cash flow used in financing activities	(99.7)	—	(24.2)	(75.5)	—	—
Change in cash and equivalents	12.0	—	23.1	(11.1)	—	—
Cash and cash equivalents beginning of the period	217.6	—	206.5	11.1	—	—
Effect of exchange rate changes on cash	4.0	—	4.0	—	—	—
Cash and cash equivalents end of period	233.6	—	233.6	—	—	—
Supplemental cash flow information
Interest paid	165.9	—	(3.5)	107.8	61.6	—
Income taxes paid/(refund)	9.4	—	9.4	—	—	—

29.      Valuation and Qualifying Accounts under Dutch GAAP

	Balance at the beginning of the year	Charges to costs and expenses	Deductions	Balance at the end of the year
	(€ in millions)

Year ended December 31, 2004
Allowance for doubtful accounts	22.2	3.1	(6.0)	19.3
Year ended December 31, 2003
Allowance for doubtful accounts	22.2	6.8	(6.8)	22.2
Year ended December 31, 2002
Allowance for doubtful accounts	27.1	6.7	(11.6)	22.2

Year ended December 31, 2004
Inventory obsolescence reserve	12.8	0.1	—	12.9
Year ended December 31, 2003
Inventory obsolescence reserve	12.4	2.8	(2.4)	12.8
Year ended December 31, 2002
Inventory obsolescence reserve	9.5	2.9	—	12.4

Year ended December 31, 2004
Valuation allowances deferred tax assets	47.0	45.7	(0.4)	92.3
Year ended December 31, 2003
Valuation allowances deferred tax assets	47.8	(0.8)	—	47.0
Year ended December 31, 2002
Valuation allowances deferred tax assets	54.4	(6.6)	—	47.8

30.          Subsequent events (unaudited)

We have appointed Goldman Sachs to undertake a review of our strategic position within the evolving European market, so as to help place ourselves for continued successful development. In this respect, Kappa Packaging and one of its competitors commenced preliminary talks that may or may not lead to a transaction involving the two groups.

As existing senior credit facilities are maturing in the coming years, the Company started discussions in early 2005 about refinancing possibilities. As a result, the Company secured a committed refinancing package to replace the senior credit facilities subsequent to December 31, 2004 with a new lender. The new senior credit facilities in the amount of €1,440.0 million in total will be used to pay down the €1,160.6 million of existing senior credit facilities with the remainder to be used in funding the Company’s operations. The terms and conditions of the new Facilities are basically the same as those of the existing senior credit facilities. The repayment schedule of the new facilities has been extended into the future beyond the scheduled maturities of the existing facilities.

31.          Summary of subsidiaries

All subsidiaries are 100% owned less otherwise noted.

Corporate
Kappa Beheer B.V., Eindhoven	The Netherlands
Kappa Packaging B.V., Eindhoven	The Netherlands
Kappa Packaging Nederland Holding B.V., Eindhoven	The Netherlands
Kappa Packaging Nederland B.V., Eindhoven	The Netherlands
Kappa Packaging International B.V., Eindhoven	The Netherlands
Kappa Packaging (Deutschland) GmbH, Brühl	Germany
Kappa Packaging Czech, s.r.o., Zebrak	Czech Republic
Kappa Packaging UK Limited, Corby	United Kingdom
Kappa France SAS, Brétigny-sur-Orge	France
Kappa Packaging Sweden AB, Stockholm	Sweden
Kappa Packaging España SL, San Vincente del Raspeig (Alicante)	Spain
Kappa Packaging Denmark AS, Kolding	Denmark
Kappa Corrugated Finland Oy, Pirkkala	Finland
Kappa Packaging Development Centre B.V., Hoogeveen	The Netherlands

Paper & Board
Recovered Paper
Kappa Paper Recycling B.V., Eindhoven	The Netherlands
Kappa Spaarpapier N.V., Merksem Antwerpen	Belgium
Kappa Levison GmbH, Mülheim a/d Ruhr	Germany
AVR-Rietveld C.V., Capelle a/d IJssel	The Netherlands (50%)
Kappa Paper Recycling (UK), Birmingham	United Kingdom

Containerboard
Kappa Kraftliner AB, Piteå	Sweden
Kappa Roermond Papier B.V., Roermond	The Netherlands
Kappa Zülpich Papier GmbH, Zülpich	Germany
Kappa Wiesloch Papier GmbH, Wiesloch	Germany
Kappa SSK Ltd., Birmingham	United Kingdom
Kappa Packaging SpA (“Kappa Ania Paper”), Ponte all’Ania	Italy
Kappa Packaging Czech, s.r.o. (“Kappa Morava Paper”), Zimrovice	Czech Republic
Kappa Štúrovo a.s. (“Kappa Sturovo Paper”)	Slovakia (98.5%)
Kappa Containerboard B.V., Roermond	The Netherlands
Kappa Containerboard Benelux B.V., Roermond	The Netherlands
Kappa Containerboard Ibérica, S.L., Barcelona	Spain
Kappa Containerboard France SAS, Courbevoie	France
Kappa Packaging SpA (“Kappa Containerboard Italiana”), San Donato Milanese	Italy
Kappa Containerboard Deutschland GmbH, Neuss	Germany
Kappa Containerboard AG, Basel	Switzerland
Kappa Containerboard UK Ltd., Birmingham	United Kingdom

Solid Board
Kappa Herzberger Papierfabrik GmbH, Herzberg am Harz	Germany
Kappa BADENKARTON GmbH, Gernsbach	Germany
Kappa Triton B.V., Nieuweschans/Coevorden	The Netherlands
Kappa Attica B.V., Oude Pekela	The Netherlands
Kappa Graphic Board B.V., Sappemeer/Hoogezand	The Netherlands

Kappa Graphic Board S.A., Orly	France
Kappa Graphic Board GmbH, Essen	Germany
Kappa Graphic Board S.r.l., San Donato Milanese, Milan	Italy
Kappa Graphic Board S.A., Barcelona	Spain
Kappa Graphic Board (UK) Ltd, Northampton	United Kingdom
Kappa Graphic Board USA B.V., Chesapeake, VA	USA
Kappa Graphic Board Asia Pacific B.V., Singapore	Singapore

Packaging
Packaging Benelux & UK
Kappa RapidCorr Eindhoven B.V., Eindhoven	The Netherlands
Kappa Hermes N.V., Baarn	The Netherlands
Kappa Oudenbosch Golfkarton B.V., Etten-Leur/Oudenbosch	The Netherlands
Kappa TWINCORR B.V., Hoogeveen/Nieuwe Pekela	The Netherlands
Kappa De Zeeuw Golfkarton B.V., Eerbeek	The Netherlands
Kappa Vandra Golfkarton B.V., Oosterhout	The Netherlands
Kappa Van Dam Golfkarton B.V., Helmond	The Netherlands
Kappa Zedek B.V., Deventer	The Netherlands
Kappa Orko-Pak B.V., Zwolle	The Netherlands
Kappa Drogenbos N.V., Drogenbos	Belgium
Kappa Van Mierlo N.V., Turnhout	Belgium
Kappa Turnhout N.V., Turnhout	Belgium
Kappa Boxcentre Olen N.V., Olen-Geel	Belgium
Kappa Corrugated UK Limited, Northampton	United Kingdom
—Kappa Abercarn, Abercarn	United Kingdom
—Kappa Lokfast, Cumbernauld/Purfleet	United Kingdom
—Kappa Machine Systems, Yate	United Kingdom
—Kappa Northampton, Northampton	United Kingdom
—Kappa Stalybridge, Stalybridge	United Kingdom
—Kappa Yate, Yate	United Kingdom

Packaging France
Kappa Central Pac SAS, Brétigny-sur-Orge/Melun/Etampes	France
Kappa Dore Emballage SAS, La Chapelle Agnon	France
Kappa Maine Emballages SAS, La Suze sur Sarthe	France
Kappa SCAO SAS, Gétigné/Bray enVal	France
Kappa SIEMCO SAS, Carquefou	France

Packaging Germany & Switzerland
Kappa RapidCorr GmbH, Euskirchen	Germany
Kappa RapidCorr Euskirchen GmbH, Euskirchen	Germany
Kappa Herzberger Wellpappe GmbH, Herzberg am Harz	Germany
Kappa Kawell GmbH, Osnabrück	Germany
Kappa Rheinwelle GmbH, Kreuzau	Germany
Kappa Topwell Verpackungen GmbH, Velbert	Germany
Kappa Sieger GmbH:
—Kappa Wellpappe Brühl, Brühl	Germany
—Kappa Wellpappe Feucht, Feucht	Germany
—Kappa Wellpappe Hanau, Hanau	Germany
—Kappa Wellpappe Sarstedt, Sarstedt	Germany
Kappa Wellpappe Lübeck GmbH, Lübeck	Germany
Kappa Holfelder Werke GmbH & Co. KG:	Germany

—Kappa Wellpappe Wiesloch, St Leon-Rot	Germany
—Kappa Wellpappe Zwiesel, Zwiesel	Germany
Kappa Swisswell AG, Möhlin	Switzerland

Packaging Italy & Spain
Kappa Packaging SpA:
—Kappa Packaging Lunata, Lunata	Italy
—Kappa Packaging Badia, Badia Pozzeveri	Italy
—Kappa Packaging Rovigo, Martino di Venezze	Italy
—Kappa Packaging Vignate, Vignate	Italy
Kappa Iberoamericana, S.A., San Vicente del Raspeig (Alicante)	Spain
Kappa Iberoamericana Almeria, S.A., Vicar (Almeria)	Spain
Kappa Iberoamericana Catalunya, S.A., San Vicente dels Horts (Barcelona)	Spain
Kappa Iberoamericana Huelva, S.A., La Palma del Condado (Huelva)	Spain
Kappa Iberoamericana Totana, S.L., Totana (Murcia)	Spain
Kappa Iberoamericana, S.A. (“Kappa Iberoamericana Canarias”),	Spain
Las Palmas de Gran Canaria

Packaging Nordic & Central Europe
Kappa Dansk Kraftemballage A/S, Kolding	Denmark
Kappa Borup A/S, Borup	Denmark
Kappa Corrpack A/S, Vejen	Denmark
Kappa CorrPrint A/S, Vamdrup	Denmark
Kappa Ejby A/S, Ejby	Denmark
Kappa Emballage A/S, Herfølge	Denmark
Kappa Støvring A/S, Støvring	Denmark
Kappa Varde A/S, Varde	Denmark
Kappa Dyboflex A/S, Vejle	Denmark
Kappa DieCut A/S, Kolding	Denmark
Kappa ConsumerProducts A/S, Vejen	Denmark
Kappa Nordwell GmbH, Flensburg	Germany
Kappa Packaging Baltic Ltd., Vilnius	Lithuania
Kappa Förenade Well AB, Eslöv/Torup/Gävle	Sweden
Kappa Grenland AS, Porsgrunn	Norway
Kappa Liquid Packaging, Eslöv	Sweden
Kappa Wellpack, Eslöv	Sweden
Kappa Corrugated Equipment, Eslöv	Sweden
Kappa Mittpac AB, Bräcke	Sweden
Kappa Mälarwell AB, Enköping	Sweden
Kappa Weltillverkaren AB, Arlöv	Sweden
Kappa Pakite Oy, Espoo	Finland
Kappa Pirkan Pakkaus Oy, Pirkkala	Finland
Kappa Seinäjoki Oy, Seinäjoki	Finland
Kappa Drezdenko Sp.z o.o., Drezdenko	Poland
Kappa Konin Sp.z o.o., Warsaw	Poland
Kappa Gdansk Sp.z o.o., Pruszcz Gdanski	Poland
Kappa Warszawa Sp.z o.o., Warsaw	Poland
Kappa Empack s.r.o., Olomouc	Czech Republic
Kappa Packaging Czech, s.r.o.:
—Kappa Zebrák, Zebrák	Czech Republic
—Kappa Zimrovice, Zimrovice	Czech Republic
—Kappa Brno, Brno	Czech Republic

Kappa Packaging Olomouc, s.r.o., Olomouc	Czech Republic
Kappa Obaly Štúrovo	Slovakia (98.5%)
Kappa Dunatrade Kft, Esztergon	Hungary (98.5%)
Kappa St. Petersburg A/O, St. Petersburg	Russia

Solid Board Packaging
Kappa “GSF” B.V., Oude Pekela	The Netherlands
Kappa Trimbach B.V., Bergen op Zoom	The Netherlands
Kappa Quama International B.V., Bergen op Zoom	The Netherlands
Kappa Solid Board SA (Pty) Ltd., Stellenbosch	South Africa
Kappa Interbox N.V., Hoogstraten	Belgium
Kappa BADEN PACKAGING GmbH, Gernsbach	Germany
Kappa Herzberger Papierfabrik GmbH, Herzberg am Harz	Germany
Kappa Verpackungswerk Neuss GmbH, Neuss	Germany
Kappa Corby, Corby	United Kingdom
Kappa Rena AS, Rena	Norway
Kappa Carton France S.a.r.l., Paris	France
Kappa Agripack SARL, Verquières	France